Exhibit 99.1
INDEX TO FINANCIAL STATEMENTS
Complete Production Services, Inc.

Page
PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.
Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010	2
Consolidated Statements of Operations and Consolidated Statements of Comprehensive Income for the Quarters Ended March 31, 2011 and 2010	3
Consolidated Statement of Stockholders’ Equity for the Quarter Ended March 31, 2011	4
Consolidated Statements of Cash Flows for the Quarters Ended March 31, 2011 and 2010	5
Notes to Consolidated Financial Statements	6

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.	19

PART I—FINANCIAL INFORMATION
Item 1. Financial Statements.
COMPLETE PRODUCTION SERVICES, INC.
Consolidated Balance Sheets
March 31, 2011 (unaudited) and December 31, 2010

	2011	2010
	(In thousands, except
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$137,594	$119,135
Accounts receivable, net	384,529	341,984
Inventory, net	29,205	28,389
Prepaid expenses	20,773	18,357
Income tax receivable	26,495	24,124
Current deferred tax assets	2,835	2,499
Other current assets	42	1,384
Current assets of discontinued operations	18,397	16,700

Total current assets	619,870	552,572
Property, plant and equipment, net	953,719	950,932
Intangible assets, net of accumulated amortization of $22,803and $21,293, respectively	7,753	9,209
Deferred financing costs, net of accumulated amortization of $10,080 and $9,316, respectively	8,931	9,694
Goodwill	247,705	247,675
Restricted cash	17,000	17,000
Other long-term assets	6,861	5,259
Long-term assets of discontinued operations	8,838	8,897

Total assets	$1,870,677	$1,801,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,723	$74,502
Accrued liabilities	40,881	42,993
Accrued payroll and payroll burdens	23,808	26,284
Accrued interest	15,424	2,446
Income taxes payable	1,464	—
Current liabilities of discontinued operations	3,422	2,841

Total current liabilities	147,722	149,066
Long-term debt	650,000	650,000
Deferred income taxes	211,210	190,389
Other long-term liabilities	6,035	5,916
Long-term liabilities of discontinued operations	9	33

Total liabilities	1,014,976	995,404
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 77,552,438 (2010 — 76,443,926) issued	776	764
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	672,572	657,993
Retained earnings	165,099	126,165
Treasury stock, 368,651 (2010 — 167,643) shares at cost	(7,280)	(1,765)
Accumulated other comprehensive income	24,534	22,677

Total stockholders’ equity	855,701	805,834

Total liabilities and stockholders’ equity	$1,870,677	$1,801,238

See accompanying notes to consolidated financial statements.

COMPLETE PRODUCTION SERVICES, INC.
Consolidated Statements of Operations
Quarters Ended March 31, 2011 and 2010 (unaudited)

	Quarters Ended
	March 31,
	2011	2010
	(In thousands, except per share data)
Revenue	$489,186	$302,362

Service expenses	316,352	207,799
Selling, general and administrative expenses	48,752	40,329
Depreciation and amortization	48,905	45,033

Income from continuing operations before interest and taxes	75,177	9,201
Interest expense	14,127	14,741
Interest income	(95)	(64)

Income (loss) from continuing operations before taxes	61,145	(5,476)
Taxes	23,126	(1,590)

Income (loss) from continuing operations	38,019	(3,886)
Income from discontinued operations (net of tax expense of $135 and $248, respectively)	915	1,124

Net income (loss)	$38,934	$(2,762)

Earnings (loss) per share information:
Continuing operations	$0.50	$(0.05)
Discontinued operations	0.01	0.01

Basic income (loss) per share	$0.51	$(0.04)

Continuing operations	$0.48	$(0.05)
Discontinued operations	0.02	0.01

Diluted income (loss) per share	$0.50	$(0.04)

Weighted average shares:
Basic	76,942	75,699
Diluted	78,599	75,699
Consolidated Statements of Comprehensive Income (Loss)
Quarters Ended March 31, 2011 and 2010 (unaudited)

	Quarters Ended
	March 31,
	2011	2010
	(In thousands)
Net income (loss)	$38,934	$(2,762)
Change in cumulative translation adjustment	1,857	1,602

Comprehensive income (loss)	$40,791	$(1,160)

See accompanying notes to consolidated financial statements.

COMPLETE PRODUCTION SERVICES, INC.
Consolidated Statement of Stockholders’ Equity
Quarter Ended March 31, 2011 (unaudited)

			Additional			Accumulated Other
	Number	Common	Paid-in	Retained	Treasury	Comprehensive
	of Shares	Stock	Capital	Earnings	Stock	Income	Total
			(In thousands, except share data)
Balance at December 31, 2010	76,443,926	$764	$657,993	$126,165	$(1,765)	$22,677	$805,834
Net income	—	—	—	38,934	—	—	38,934
Cumulative translation adjustment	—	—	—	—	—	1,857	1,857
Exercise of stock options	557,169	6	8,456	—	—	—	8,462
Expense related to employee stock options	—	—	565	—	—	—	565
Excess tax benefit from share-based compensation	—	—	2,998	—	—	—	2,998
Purchase of treasury shares	(201,008)	(2)	2		(5,515)	—	(5,515)
Vested restricted stock	752,351	8	(8)	—	—	—	—
Amortization of non-vested restricted stock	—	—	2,566	—	—	—	2,566

Balance at March 31, 2011	77,552,438	$776	$672,572	$165,099	$(7,280)	$24,534	$855,701

See accompanying notes to consolidated financial statements.

COMPLETE PRODUCTION SERVICES, INC.
Consolidated Statements of Cash Flows
Quarters Ended March 31, 2011 and 2010 (unaudited)

	Quarters Ended
	March 31,
	2011	2010
	(In thousands)
Cash provided by (used in):
Operating activities:
Net income (loss)	$38,934	$(2,762)
Items not affecting cash:
Depreciation and amortization	49,148	45,319
Deferred income taxes	20,470	(1,485)
Excess tax benefit from share-based compensation	(2,998)	(94)
Non-cash compensation expense	3,131	2,634
Provision for bad debt expense	470	150
Other	855	794
Changes in operating assets and liabilities:
Accounts receivable	(45,255)	(34,289)
Inventory	(826)	3,391
Prepaid expense and other current assets	(2,208)	2,835
Accounts payable	(5,876)	741
Accrued liabilities and other	11,031	21,659

Net cash provided by operating activities	66,876	38,893

Investing activities:
Additions to property, plant and equipment	(55,721)	(11,343)
Proceeds from disposal of capital assets	649	518
Other	119	—

Net cash used in investing activities	(54,953)	(10,825)

Financing activities:
Repayments of long-term debt	—	(37)
Repayment of notes payable	—	(1,069)
Proceeds from issuances of common stock	8,462	696
Purchase of treasury shares	(5,515)	(1,383)
Excess tax benefit from share-based compensation	2,998	94

Net cash provided by (used in) financing activities	5,945	(1,699)

Effect of exchange rate changes on cash	591	122

Change in cash and cash equivalents	18,459	26,491
Cash and cash equivalents, beginning of period	119,135	71,770

Cash and cash equivalents, end of period	$137,594	$98,261

Supplemental cash flow information:
Cash paid for interest, net of interest capitalized	$542	$1,384
Cash paid (refund received) for income taxes	$1,313	$(660)

Significant non-cash investing activities:
Non-cash capital expenditures	$14,546	$—
See accompanying notes to consolidated financial statements.

COMPLETE PRODUCTION SERVICES, INC.
Notes to Consolidated Financial Statements
(Unaudited, in thousands, except share and per share data)
1. General:
(a) Nature of operations:
     Complete Production Services, Inc. is a provider of specialized services and products focused on developing hydrocarbon reserves, reducing operating costs and enhancing production for oil and gas companies. Complete Production Services, Inc. focuses its operations on basins within North America and manages its operations from regional field service facilities located throughout the U.S. Rocky Mountain region, Texas, Oklahoma, Louisiana, Arkansas, Pennsylvania, western Canada and Mexico. As of March 31, 2011, we also had operations in Southeast Asia, through which we provided oilfield equipment sales, rentals and refurbishment services. On July 6, 2011, we sold our operations in Southeast Asia to MTQ Corporation Limited.
     References to “Complete,” the “Company,” “we,” “our” and similar phrases used throughout this Exhibit 99.1 to Current Report on Form 8-K relate collectively to Complete Production Services, Inc. and its consolidated affiliates.
     On April 21, 2006, our common stock began trading on the New York Stock Exchange under the symbol “CPX”.
(b) Basis of presentation:
     The unaudited interim consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the financial position of Complete as of March 31, 2011 and the statements of operations and the statements of comprehensive income (loss) for the quarters ended March 31, 2011 and 2010, as well as the statement of stockholders’ equity for the quarter ended March 31, 2011 and the statements of cash flows for the quarters ended March 31, 2011 and 2010. Certain information and disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted. These unaudited interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in Exhibit 99.1 to a separate Current Report on Form 8-K filed as of the date hereof which revises certain disclosures in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on February 22, 2011. We believe that these financial statements contain all adjustments necessary so that they are not misleading.
     In preparing financial statements, we make informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. We review our estimates on an on-going basis, including those related to impairment of long-lived assets and goodwill, contingencies, and income taxes. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates.
     The results of operations for interim periods are not necessarily indicative of the results of operations that could be expected for the full year.
(c) Discontinued operations:
     On July 6, 2011, we sold our Southeast Asian products business, through which we provided oilfield equipment sales, rentals and refurbishment services, to MTQ Corporation Limited (“MTQ”), a Singapore firm which provides engineering services to oilfield and industrial equipment users and manufacturers. Proceeds from the sale of this business totaled $21,913, of which $2,613 represented cash on hand at July 6, 2011 which was transferred to us in October 2011 pursuant to the final settlement. See Note 9, “Discontinued operations.”

2. Accounts receivable:

	March 31,	December 31,
	2011	2010
Trade accounts receivable	$322,431	$249,998
Related party receivables	23,739	51,046
Unbilled revenue	40,754	42,747
Other receivables	1,384	2,353

	388,308	346,144
Allowance for doubtful accounts	3,779	4,160

	$384,529	$341,984

     Of the related party receivables at March 31, 2011 and December 31, 2010, $22,822 and $50,048, respectively, related to amounts due from a company for which one of our directors has an ownership interest and serves as chief executive officer and chairman of the board.
3. Inventory:

	March 31,	December 31,
	2011	2010
Finished goods	$14,394	$13,497
Manufacturing parts, materials and other	16,979	16,063
Work in process	462	1,282

	31,835	30,842
Inventory reserves	2,630	2,453

	$29,205	$28,389

4. Property, plant and equipment:

		Accumulated
March 31, 2011	Cost	Depreciation	Net Book Value
Land	$9,000	$—	$9,000
Buildings	33,938	4,800	29,138
Field equipment	1,465,054	674,598	790,456
Vehicles	127,718	65,982	61,736
Office furniture and computers	19,722	11,919	7,803
Leasehold improvements	21,612	7,002	14,610
Construction in progress	40,976	—	40,976

	$1,718,020	$764,301	$953,719

		Accumulated
December 31, 2010	Cost	Depreciation	Net Book Value
Land	$8,475	$—	$8,475
Buildings	32,083	4,456	27,627
Field equipment	1,437,343	639,282	798,061
Vehicles	128,098	57,930	70,168
Office furniture and computers	17,938	11,712	6,226
Leasehold improvements	22,503	6,007	16,496
Construction in progress	23,879	—	23,879

	$1,670,319	$719,387	$950,932

     Construction in progress at March 31, 2011 and December 31, 2010 primarily included progress payments to vendors for equipment to be delivered in future periods and component parts to be used in the final assembly of operating equipment, which in all cases were not yet placed into service at the time. For the quarter ended March 31, 2011, we recorded capitalized interest of $285 related to assets that we are constructing for internal use and amounts paid to vendors under progress payments for assets that are being constructed on our behalf.
     During the review of our property, plant and equipment at December 31, 2010 in conjunction with our impairment testing of long-term assets, we noted approximately $5,814 of salvage value assigned to various coiled tubing and wireline assets at one of our operating divisions. Although we evaluated these assets and the assets of the overall reporting unit for recoverability and noted no significant impairment based on an undiscounted cash flow projection, we believe that the salvage value assigned to these assets is no longer appropriate. These assets were acquired several years ago, and we believe the estimate for salvage value used at that time was appropriate. However, increasingly, our business is focusing on larger-diameter coiled tubing units and more technologically-advanced equipment. As such, effective January 1, 2011, we changed our estimate of salvage value to zero and are depreciating these assets over their remaining useful lives, which we determined to be an average of 1.3 years. This change in estimate has been applied prospectively and is expected to increase our depreciation expense over the next five years as follows: 2011-$4,867; 2012-$789; 2013-$134 and 2014-$24.
5. Notes payable:
     We entered into a note arrangement to finance certain of our annual insurance premiums for the policy term from May 1, 2009 to April 2010. Our accounting policy has been to record a prepaid asset associated with certain of these policies which is amortized over the term and which takes into account actual premium payments and deposits made to date, to record an accrued liability for premiums which are contractually committed for the policy term and to make monthly premium payments in accordance with our premium commitments and monthly note payments for amounts financed. Effective May 1, 2010, we renewed our annual insurance premiums for the policy term May 1, 2010 through April 30, 2011, but chose to prepay our premiums for certain insurance coverages which had been financed in prior renewals. For the three months ended March 31, 2010, we paid $1,069 under this note payable arrangement.
6. Long-term debt:
     The following table summarizes long-term debt as of March 31, 2011 and December 31, 2010:

	2011	2010
U.S. revolving credit facility (a)	$—	$—
Canadian revolving credit facility (a)	—	—
8.0% senior notes (b)	650,000	650,000

	$650,000	$650,000

(a)	Prior to June 13, 2011, we maintained a senior secured facility (the “Credit Agreement”) with Wells Fargo Bank, National Association, as U.S. Administrative Agent, HSBC Bank Canada, as Canadian Administrative Agent, and certain other financial institutions. On October 13, 2009, we entered into the Third Amendment (the Credit Agreement after giving effect to the Third Amendment, the “Amended Credit Agreement”) and modified the structure of our existing credit facility to an asset-based facility subject to borrowing base restrictions. In connection with the Third Amendment, Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC) replaced Wells Fargo Bank, National Association, as U.S. Administrative Agent and also served as U.S. Issuing Lender and U.S. Swingline Lender under the Amended Credit Agreement. The Amended Credit Agreement provided for a U.S. revolving credit facility of up to $225,000 that was scheduled to mature in December 2011 and a Canadian revolving credit facility of up to $15,000 (with Integrated Production Services Ltd., one of our wholly-owned subsidiaries, as the borrower thereof (“Canadian Borrower”)) that was scheduled to mature in December 2011. The Amended Credit Agreement included a provision for a “commitment increase”, as defined therein, which permitted us to effect up to two separate increases in the aggregate commitments under the Amended Credit Agreement by designating one or more existing lenders or other banks or financial institutions, subject to the bank’s sole discretion as to participation, to provide additional aggregate financing up to $75,000, with each committed increase equal to at least $25,000 in the U.S., or $5,000 in Canada, and in accordance with other provisions as stipulated in the Amended Credit Agreement. Certain portions of the credit facilities were available to be borrowed in U.S. dollars, Canadian dollars and other currencies approved by the lenders.

We were not subject to the fixed charge coverage ratio covenant in the Amended Credit Agreement as of March 31, 2011 since the Excess Availability Amount plus Qualified Cash Amount (each as defined in the Amended Credit Agreement) exceeded $50,000. If we had been subject to the fixed charge coverage ratio covenant at March 31, 2011, we would have been in compliance. For a discussion of the methodology to calculate the borrowing base for the U.S. and Canadian portions of the facility, as well as our debt covenant requirements, prepayment options and potential exposure in the event of a default under the Amended Credit Agreement, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.1 on a separate Current Report on Form 8-K filed as of the date hereof which revises certain disclosures in our Annual Report on Form 10-K for the year ended December 31, 2010.

Subject to certain limitations set forth in the Amended Credit Agreement, we had the ability to elect how interest under the Amended Credit Agreement will be computed. Interest under the Amended Credit Agreement was determined by reference to (1) the London Inter-bank Offered Rate, or LIBOR, plus an applicable margin between 3.75% and 4.25% per annum (with the applicable margin depending upon our “excess availability amount”, as defined in the Amended Credit Agreement) or (2) the “Base Rate” (which means the higher of the Prime Rate, Federal Funds Rate plus 0.50%, 3-month LIBOR plus 1.00% and 3.50%), plus the applicable margin, as described above. For the period from the effective date of the Third Amendment until the six month anniversary of the effective date of the Third Amendment, interest was computed with an applicable margin rate of 4.00%. If an event of default existed or continued under the Amended Credit Agreement, advances would bear interest as described above with an applicable margin rate of 4.25% plus 2.00%. Additionally, if an event of default exists under the Amended Credit Agreement, as defined therein, the lenders could accelerate the maturity of the obligations outstanding thereunder and exercise other rights and remedies. Interest was payable monthly.

All of the obligations under the U.S. portion of the Amended Credit Agreement were secured by first priority liens on substantially all of our assets and the assets of our U.S. subsidiaries as well as a pledge of approximately 66% of the stock of our first-tier foreign subsidiaries. Additionally, all of the obligations under the U.S. portion of the Amended Credit Agreement were guaranteed by substantially all of our U.S. subsidiaries. The obligations under the Canadian portion of the Amended Credit Agreement were secured by first priority liens on substantially all of our assets and the assets of our subsidiaries (other than our Mexican subsidiary). Additionally, all of the obligations under the Canadian portion of the Amended Credit Agreement are guaranteed by us as well as certain of our subsidiaries.

There were no borrowings outstanding under our U.S. or Canadian revolving credit facilities as of March 31, 2011. There were letters of credit outstanding under the U.S. revolving portion of the facility totaling $22,278, which reduced the available borrowing capacity as of March 31, 2011. We incurred fees related to our letters of credit as of March 31, 2011 at 3.75% per annum. For the three months ended March 31, 2011, fees related to our letters of credit were calculated using a 360-day provision, at 3.75% per annum. The availability of the U.S. and Canadian revolving credit facilities is determined by our borrowing base less any borrowings and letters of credit outstanding. The net excess availability under our borrowing base calculations for the U.S. and Canadian revolving facilities at March 31, 2011 was $191,472 and $6,723, respectively.

We will incur unused commitment fees under the Amended Credit Agreement ranging from 0.50% to 1.00% based on the average daily balance of amounts outstanding. The unused commitment fees were calculated at 1.00% as of March 31, 2011.

New Credit Agreement, effective June 13, 2011:
     On June 13, 2011, we entered into a Third Amended and Restated Credit Agreement among us, a subsidiary of the Company that is designated as a borrower under the Canadian facility, if any (the “Canadian Borrower”), the lenders party thereto, Wells Fargo Bank, National Association, as the U.S. administrative agent, U.S. issuing lender and U.S. swingline lender, and the other persons from time to time party thereto (the “New Credit Agreement”), which amended and restated the Amended Credit Agreement. Defined terms not otherwise described herein shall have the meanings given to them in the New Credit Agreement.
The New Credit Agreement modified the Amended Credit Agreement by, among other things:
•	changing the structure of the credit facility from an asset-based facility to a cash flow facility;

•	substituting Wells Fargo Bank, National Association, for Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC), as U.S. administrative agent, and appointing Wells Fargo Bank, National Association, as U.S. issuing lender and U.S. swingline lender; and

•	increasing our U.S. revolving credit facility from $225,000 to $300,000 and terminating the existing Canadian revolving credit facility (subject to our option to convert and reallocate any portion of the U.S. revolving credit facility then held by HSBC Bank USA, N.A., into a Canadian revolving credit facility upon satisfaction of certain conditions, including obtaining the consent of HSBC Bank USA, N.A., to such conversion and reallocation).
     Subject to certain limitations set forth in the New Credit Agreement, we have the option to determine how interest is computed by reference to either (i) the London Inter-bank Offered Rate, or LIBOR, plus an applicable margin between 2.25% and 3.00% based on the Total Debt Leverage Ratio (as defined in the New Credit Agreement), or (ii) the “Base Rate” (which means the higher of the Prime Rate, Federal Funds Rate plus 0.50%, or the daily one-month LIBOR plus 1.00%), plus an applicable margin between 1.25% and 2.00% based on the Total Debt Leverage Ratio (as defined in the New Credit Agreement). Advances under the Canadian revolving credit facility, if any, will bear interest as described in the New Credit Agreement. If an event of default exists or continues under the New Credit Agreement, advances may bear interest at the rates described above, plus 2.00%. Interest is payable in arrears on a quarterly basis.
     Additionally, the New Credit Agreement, among other things:
•	permits us to effect up to two separate increases in the aggregate commitments under the credit facility, of at least $50,000 per commitment increase, and of up to $150.0 million in the aggregate;

•	requires us to comply with a “Total Debt Leverage Ratio” covenant, which prohibits us from permitting the Total Debt Leverage Ratio (as defined in the New Credit Agreement), at the end of each fiscal quarter, to be greater than 4.00 to 1.00;

•	requires us to comply with a “Senior Debt Leverage Ratio” covenant, which prohibits us from permitting the Senior Debt Leverage Ratio (as defined in the New Credit Agreement), at the end of each fiscal quarter, to be greater than 2.50 to 1.00 and

•	requires us to comply with a “Consolidated Interest Coverage Ratio” covenant, which prohibits us from permitting the ratio of, as of the last day of each fiscal quarter, (i) the consolidated EBITDA of Complete and its consolidated Restricted Subsidiaries (as defined in the New Credit Agreement), calculated for the four fiscal quarters then ended, to (ii) the consolidated interest expense of Complete and its consolidated Restricted Subsidiaries for the four fiscal quarters then ended, to be less than 2.75 to 1.00.
     The term of the credit facilities provided for under the New Credit Agreement will continue until the earlier of (i) June 13, 2016 or (ii) the earlier termination in whole of the U.S. lending commitments (or Canadian lending commitments, if any) as further described in the New Credit Agreement. Events of default under the New Credit Agreement remain substantially the same as under the Amended Credit Agreement.
     The obligations under the U.S. portion of the New Credit Agreement are secured by first priority security interests on substantially all of the assets (other than certain excluded assets) of Complete and any Domestic Restricted Subsidiary (as defined in the New Credit Agreement), whether now owned or hereafter acquired including, without limitation: (i) all equity interests issued by any domestic subsidiary, (ii) 100% of equity interests issued by first tier foreign subsidiaries but, in any event, no more than 66% of the outstanding voting securities issued by any first tier foreign subsidiary, and (iii) the Existing Mortgaged Properties (as defined in the New Credit Agreement). Additionally, all of the obligations under the U.S. portion of the New Credit Agreement will be guaranteed by Complete and each existing and subsequently acquired or formed Domestic Restricted Subsidiary. The obligations under the Canadian portion of the New Credit Agreement, if any, will be secured by substantially all of the assets (other than certain excluded assets) of Complete and any Restricted Subsidiary (other than our Mexican subsidiary), as further described in the New Credit Agreement. Additionally, all of the obligations under the Canadian portion of the New Credit Agreement, if any, will be guaranteed by Complete as well as certain of our subsidiaries. Subject to certain limitations, we will have the right to designate certain newly acquired and existing subsidiaries as unrestricted subsidiaries under the New Credit Agreement, and the assets of such unrestricted subsidiaries will not serve as security for either the U.S. portion or the Canadian portion, if any, of the New Credit Agreement.
     We will incur unused commitment fees under the New Credit Agreement ranging from 0.375% to 0.50% based on the average daily balance of amounts outstanding.
     We recorded deferred financing fees associated with the New Credit Agreement totaling $2,477. These fees will be amortized to expense, along with the remaining balance of deferred financing fees associated with the prior amendments to this facility, over the term of the facility which matures in June 2016.

(b)	On December 6, 2006, we issued 8.0% senior notes with a face value of $650,000 through a private placement of debt. These notes mature in 10 years, on December 15, 2016, and require semi-annual interest payments, paid in arrears and calculated based on an annual rate of 8.0%, on June 15 and December 15, of each year, which commenced on June 15, 2007. There was no discount or premium associated with the issuance of these notes. The senior notes are guaranteed by all of our current domestic subsidiaries. The senior notes have covenants which, among other things: (1) limit the amount of additional indebtedness we can incur; (2) limit restricted payments such as a dividend; (3) limit our ability to incur liens or encumbrances; (4) limit our ability to purchase, transfer or dispose of significant assets; (5) limit our ability to purchase or redeem stock or subordinated debt; (6) limit our ability to enter into transactions with affiliates; (7) limit our ability to merge with or into other companies or transfer all or substantially all of our assets; and (8) limit our ability to enter into sale and leaseback transactions. We have the option to redeem all or part of these notes on or after December 15, 2011. Additionally, we may redeem some or all of the notes prior to December 15, 2011 at a price equal to 100% of the principal amount of the notes plus a make-whole premium.

Pursuant to a registration rights agreement with the holders of our 8.0% senior notes, on June 1, 2007, we filed a registration statement on Form S-4 with the SEC which enabled these holders to exchange their notes for publicly registered notes with substantially identical terms. These holders exchanged 100% of the notes for publicly traded notes on July 25, 2007. On August 28, 2007, we entered into a supplement to the indenture governing the 8.0% senior notes, whereby additional domestic subsidiaries became guarantors under the indenture. Effective April 1, 2009, we entered into a second supplement to this indenture whereby additional domestic subsidiaries became guarantors under the indenture.
7. Stockholders’ equity:
(a) Stock-based Compensation—Stock Options:
     We maintain option plans under which we grant stock-based compensation to employees, officers and directors to purchase our common stock. The exercise price of each option is based on the fair value of the company’s stock at the date of grant. Options may be exercised over a five or ten-year period and generally a third of the options vest on each of the first three anniversaries from the grant date. Upon exercise of stock options, we issue our common stock.
     We calculate stock compensation expense for our stock-based compensation awards by measuring the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions, by using an option pricing model to determine fair value. A further description can be found in Exhibit 99.1 to a separate Current Report filed an Form 8-K as of the date hereof which revises certain disclosures to our Annual Report on Form 10-K for the year ended December 31, 2010.
     On January 31, 2011, the Compensation Committee of our Board of Directors approved the annual grant of stock options and non-vested restricted stock to certain employees, officers and directors. Pursuant to this authorization, we issued 428,960 shares of non-vested restricted stock at a grant price of $27.94. We expect to recognize compensation expense associated with this grant of non-vested restricted stock totaling $11,982 ratably over the three-year vesting period. In addition, we granted 231,300 stock options to purchase shares of our common stock at an exercise price of $27.94. These stock options vest ratably over a three-year period. We will recognize compensation expense associated with these stock option grants over the vesting period. The fair value of the stock options granted during the quarter ended March 31, 2011 was determined by applying a Black-Scholes option pricing model based on the following assumptions:

Quarter Ended
March 31,
Assumptions:	2011
Risk-free rate	0.96% to 1.92%
Expected term (in years)	3.7 to 5.1
Volatility	54.1%
Calculated fair value per option	$11.32 to $13.53
     We calculated the expected volatility of our common stock based on our historical volatility, adjusted for certain qualitative factors, over the expected term of the options. This volatility factor was used to compute the calculation of the fair market value of stock option grants made during the quarter ended March 31, 2011.
     We projected a rate of stock option forfeitures based upon historical experience and management assumptions related to the expected term of the options. After adjusting for these forfeitures, we expect to recognize expense totaling $2,782 over the vesting period of these 2011 stock option grants. For the quarter ended March 31, 2011, we have recognized expense related to these stock option grants totaling $154, which represents a reduction of net income before taxes. The impact on net income for the quarter ended March 31, 2011 was a decrease of $97, with no impact on diluted earnings per share as reported. The unrecognized compensation costs related to the non-vested portion of these awards was $2,628 as of March 31, 2011 and will be recognized over the applicable remaining vesting periods.
     For the quarters ended March 31, 2011 and 2010, we recognized compensation expense associated with all stock option awards totaling $565 and $750, respectively, resulting in a decrease in net income of

$354 and an increase in net loss of $504, with no reduction in earnings per share for the quarter ended March 31, 2011 and a $0.01 reduction in earnings per share for the quarter ended March 31, 2010. Total unrecognized compensation expense associated with outstanding stock option awards at March 31, 2011 was $4,673 or $2,925, net of tax.
     The following tables provide a roll forward of stock options from December 31, 2010 to March 31, 2011 and a summary of stock options outstanding by exercise price range at March 31, 2011:

	Options Outstanding
		Weighted
		Average
		Exercise
	Number	Price
Balance at December 31, 2010	3,141,580	$12.68
Granted	231,300	$27.94
Exercised	(557,169)	$15.19
Cancelled	—	$—

Balance at March 31, 2011	2,815,711	$13.43

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted	Weighted
	Outstanding at	Average	Average	Exercisable at	Average	Average
	March 31,	Remaining	Exercise	March 31,	Remaining	Exercise
Range of Exercise Price	2011	Life (months)	Price	2011	Life (months)	Price
$5.00	60,000	26	$5.00	60,000	26	$5.00
$6.41 — $8.16	1,251,984	72	$6.55	951,174	66	$6.59
$11.66 - $12.53	483,964	102	$12.47	143,765	93	$12.32
$15.90	173,000	82	$15.90	173,000	70	$15.90
$17.60 — $19.87	272,396	70	$19.80	272,396	70	$19.80
$22.55 — $24.07	246,567	61	$23.96	246,567	61	$23.96
$26.26 — $27.94	276,200	111	$27.68	45,000	74	$26.35
$29.88	40,000	86	$29.88	26,667	86	$29.88
$34.19	11,500	87	$34.19	7,667	87	$34.19

	2,815,611	80	$13.43	1,926,236	67	$12.79

     The total intrinsic value of stock options exercised during the quarter ended March 31, 2011 was $8,462. The total intrinsic value of all in-the-money vested outstanding stock options at March 31, 2011 was $36,653. Assuming all stock options outstanding at March 31, 2011 were vested, the total intrinsic value of all in-the-money outstanding stock options would have been $52,158.
(b) Non-vested Restricted Stock:
     We present the amortization of non-vested restricted stock as an increase in additional paid-in capital. At March 31, 2011, amounts not yet recognized related to non-vested restricted stock totaled $19,044, which represented the unamortized expense associated with awards of non-vested stock granted to employees, officers and directors under our compensation plans, including $11,950 related to grants during the quarter ended March 31, 2011. We recognized compensation expense associated with non-vested restricted stock totaling $2,566 and $1,884 for the quarters ended March 31, 2011 and 2010, respectively.
     The following table summarizes the change in non-vested restricted stock from December 31, 2010 to March 31, 2011:

	Non-vested
	Restricted Stock
		Weighted
		Average
	Number	Grant Price
Balance at December 31, 2010	1,672,854	$11.12
Granted	428,960	$27.94
Vested	(752,351)	$10.40
Forfeited	(4,450)	$17.74

Balance at March 31, 2011	1,345,013	$16.87

(c) Treasury Shares:
     In accordance with the provisions of the 2008 Incentive Award Plan, as amended, holders of non-vested restricted stock were given the option to either remit to us the required withholding taxes associated with the vesting of restricted stock, or to authorize us to purchase shares equivalent to the cost of the withholding tax and to remit the withholding taxes on behalf of the holder. Pursuant to this provision, we purchased the following shares in the quarter ended March 31, 2011:

	Shares	Average Price	Extended
Period	Purchased	Paid per Share	Amount
January 1 — 31, 2011	199,634	$27.43	$5,476
February 1 — 28, 2011	—	—	—
March 1 — 31, 2011	1,374	$28.22	39

	201,008		$5,515

8. Earnings per share:
     We compute basic earnings per share by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common and potential common share includes the weighted average of additional shares associated with the incremental effect of dilutive employee stock options and non-vested restricted stock, as determined using the treasury stock method prescribed by the Financial Accounting Standards Board (“FASB”) guidance on earnings per share. The following table reconciles basic and diluted weighted average shares used in the computation of earnings (loss) per share for the quarters ended March 31, 2011 and 2010:

	Quarter Ended
	March 31,
	2011	2010
	(In thousands)
Weighted average basic common shares outstanding	76,942	75,699
Effect of dilutive securities:
Employee stock options	1,127	—
Non-vested restricted stock	530	—

Weighted average diluted common and potential common shares outstanding	78,599	75,699

     For the quarter ended March 31, 2010, we incurred a net loss and thus all potential common shares were deemed to be anti-dilutive. We excluded the impact of anti-dilutive potential common shares from the calculation of diluted weighted average shares for the quarters ended March 31, 2011 and 2010. If these potential common shares were included in the calculation, the impact would have been a decrease in diluted weighted average shares outstanding of 37,446 shares and 386,688 shares for the quarters ended March 31, 2011 and 2010, respectively.
9. Discontinued operations
(a) 2011 Southeast Asian Business Disposition:
     On July 6, 2011, we sold our Southeast Asian products business, through which we provided oilfield equipment sales, rentals and refurbishment services, to MTQ, a Singapore firm that provides engineering services to oilfield and industrial equipment users and manufacturers. Proceeds from the sale of this business totaled $21,913, of which $2,613 represented cash on hand at July 6, 2011 which was transferred to us in October 2011 pursuant to the final settlement.
     Although this sale did not represent a material disposition of assets relative to our total assets as presented in the accompanying balance sheets, the Southeast Asian products business did represent a significant portion of the assets and operations which were attributable to our product sales business segment for the periods presented, and therefore, we accounted for it as discontinued operations. We revised our financial statements and reclassified the assets and liabilities of the Southeast Asian products business as discontinued operations as of the date of each balance sheet presented and removed the results of operations of the Southeast Asian products business from net income from continuing operations, and presented these separately as income from discontinued operations, net of tax, for each of the accompanying statements of operations.
     Additionally, because our Southeast Asian products business represented over 85% of the product sales segment revenue, we have restructured our reportable segments to better reflect our current operations. Our remaining product sales business has been combined with our drilling services segment. A reconciliation of the original presentation of our reportable segments for the quarters ended March 31, 2011 and 2010 to the current reportable segments is presented below in Note 10, “Segment information.”
     The following table summarizes the operating results for this disposal group for the quarters ended March 31, 2011 and 2010:

	Quarter Ended
	March 31,
	2011	2010
Revenue	$6,031	$7,342
Income before taxes	$1,050	$1,372
Taxes	$135	$248

Net income	$915	$1,124

Earnings per share information:
Basic	$0.01	$0.01

Diluted	$0.02	$0.01

     The following table presents the assets and liabilities of this disposal group as of March 31, 2011 and December 31, 2010.

	March 31, 2011	December 31, 2010
Current assets:
Cash	$6,417	$7,546
Accounts receivable	$6,361	$3,664
Inventory, net	$5,104	$5,147
Prepaid expenses	$515	$343

Current assets of discontinued operations	$18,397	$16,700

Long-term assets:
Property, plant and equipment, net	$5,038	$5,096
Goodwill	$2,858	$2,858
Other long-term assets	$942	$943

Long-term assets of discontinued operations	$8,838	$8,897

Current liabilities
Accounts payable	$1,186	$597
Accrued liabilities	$2,105	$2,244
Income taxes payable	$131	$—

Current liabilities of discontinued operations	$3,422	$2,841

Long-term liabilities of discontinued operations:
Deferred income taxes	$9	$33

     We have included cash held by the disposal group as a component of current assets of discontinued operations for the accompanying balance sheet at December 31, 2010, rather than including this amount as cash and cash equivalents of the consolidated entity at December 31, 2010. For cash flow statement presentation, the sources and uses of cash for this disposal group are presented as operating, investing and financing cash flows, as applicable, combined with such cash flows for continuing operations, as permitted by US GAAP.
(b) November 2011 Disposition:
     On November 11, 2011, we signed a definitive agreement to sell I.E. Miller Services, Inc. (“IEM”), a wholly-owned subsidiary which operates a drilling logistics business based in Eunice, Louisiana, for approximately $110,000, subject to working capital and other adjustments. We expect to complete this sale during the fourth quarter of 2011, and we expect to record a gain on this transaction.
     This business is a component of our drilling services business segment. We expect to account for this operation as discontinued. However, the requirement to record discontinued operations pursuant to U.S. GAAP had not been met as of December 31, 2010 or September 30, 2011. The following table presents the unaudited pro forma effect of the sale of this business on the presentation of revenue, income before taxes and net income for each of the periods presented in the accompanying statements of operations. No pro forma effect of the gain or loss on the sale of this business is included.

	As Reported	IEM	Pro Forma
Quarter ended March 31, 2011
Revenue	$489,186	$(31,663)	$457,523
Income from continuing operations before taxes	$61,145	$(5,493)	$55,652
Taxes	$23,126	$2,063	$21,063

Net income from continuing operations	$38,019	$(3,430)	$34,589

Quarter ended March 31, 2010

Revenue	$302,362	$(22,339)	$280,023
Income (loss) from continuing operations before taxes	$(5,476)	$(2,163)	$(7,639)
Taxes	$1,590	$834	$2,424

Net income (loss) from continuing operations	$(3,886)	$(1,329)	$(5,215)

The following table presents the unaudited pro forma balance sheet for each of the applicable periods presented, assuming the assets and liabilities associated with IEM were classified as held for sale at March 31, 2011 and December 31, 2010.

	As Reported	IEM	Pro Forma
As of March 31, 2011
Current assets:
Cash	$137,594	$(1)	$137,593
Accounts receivable	$384,529	$(25,680)	$358,849
Prepaid expenses	$20,773	$(364)	$20,409
Current assets of discontinued operations	$18,397	$26,045	$44,442

Long-term assets:
Property, plant and equipment, net	$953,719	$(34,209)	$919,510
Goodwill	$247,705	$(3,537)	$244,168
Long-term assets of discontinued operations	$8,838	$37,746	$46,584

Current liabilities:
Accounts payable	$62,723	$(5,355)	$57,368
Accrued liabilities	$40,881	$(5,180)	$35,701
Accrued payroll and payroll burdens	23,808	(1,436)	22,372
Income tax payable (receivable)	$(26,495)	$(8,233)	$(34,728)
Current liabilities of discontinued operations	$3,422	$20,204	$23,626

Long-term liabilities:
Long-term deferred tax liabilities	$211,210	$(8,876)	$202,334
Long-term liabilities of discontinued operations	$9	$8,876	$8,885

	As Reported	IEM	Pro Forma
As of December 31, 2010
Current assets:
Accounts receivable	$341,984	$(21,070)	$320,914
Prepaid expenses	$18,357	$(544)	$17,813
Current assets of discontinued operations	$16,700	$21,614	$38,314

Long-term assets:
Property, plant and equipment, net	$950,932	$(35,162)	$915,770
Goodwill	$247,675	$(3,537)	$244,138
Long-term assets of discontinued operations	$8,897	$38,699	$47,596

Current liabilities:
Accounts payable	$74,502	$(4,262)	$70,240
Accrued liabilities	$42,993	$(4,824)	$38,169
Accrued payroll and payroll burdens	$26,284	$(1,783)	$24,501
Income tax payable (receivable)	$(24,124)	$(6,166)	$(30,290)
Current liabilities of discontinued operations	$2,841	$17,035	$19,876

Long-term liabilities:
Long-term deferred tax liabilities	$190,389	$(8,916)	$181,473
Long-term liabilities of discontinued operations	$33	$8,916	$8,949
10. Segment information:
     We report segment information based on how our management organizes the operating segments to make operational decisions and to assess financial performance. We evaluate performance and allocate resources based on net income (loss) from continuing operations before net interest expense, taxes, depreciation and amortization, non-controlling interest and impairment loss (“Adjusted EBITDA”). The calculation of Adjusted EBITDA should not be viewed as a substitute for calculations under U.S. GAAP, in particular net income. Adjusted EBITDA is included in this Exhibit 99.1 to Current Report on Form 8-K because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using Adjusted EBITDA. In addition, we use Adjusted EBITDA in evaluating acquisition targets. Management also believes that Adjusted EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and Adjusted EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. Adjusted EBITDA is not a substitute for the U.S. GAAP measures of earnings or cash flow and is not necessarily a measure of our ability to fund our cash needs. It should be noted that companies calculate EBITDA (including Adjusted EBITDA) differently and, therefore, EBITDA has material limitations as a performance measure because it excludes interest expense, taxes, depreciation and amortization. Adjusted EBITDA calculated by us may not be comparable to the EBITDA (or Adjusted EBITDA) calculation of another company and also differs from the calculation of EBITDA under our credit facilities (see Note 6, Long-term debt, for a description of the calculation of EBITDA under our existing credit facility, as amended). See the table below for a reconciliation of Adjusted EBITDA to operating income (loss) by segment.
     Prior to July 1, 2011, we had three reportable operating segments: completion and production services (“C&PS”), drilling services and product sales. During July 2011, as a result of the sale of our Southeast Asian products business, we restructured our reportable segments to better reflect our current operations. Our Southeast Asian products business is accounted for as discontinued operations and we have combined the remaining product sales business with our drilling services segment.

		Drilling
	C&PS	Services	Corporate	Total
Quarter Ended March 31, 2011
Revenue from external customers	$437,087	$52,099	$—	$489,186
Inter-segment revenues	$5	$2,414	$(2,419)	$—
Adjusted EBITDA, as defined	$121,514	$12,395	$(9,827)	$124,082
Depreciation and amortization	$43,257	$5,048	$600	$48,905

Operating income (loss)	$78,257	$7,347	$(10,427)	$75,177
Capital expenditures(1)	$48,200	$1,650	$400	$50,250

As of March 31, 2011
Segment assets	$1,493,101	$185,206	$192,370	$1,870,677

Quarter Ended March 31, 2010
Revenue from external customers	$266,288	$36,074	$—	$302,362
Inter-segment revenues	$27	$655	$(682)	$—
Adjusted EBITDA, as defined	$57,756	$5,307	$(8,829)	$54,234
Depreciation and amortization	$39,793	$4,748	$492	$45,033

Operating income (loss)	$17,963	$559	$(9,321)	$9,201
Capital expenditures	$8,419	$2,838	$86	$11,343

As of December 31, 2010
Segment assets	$1,485,897	$183,220	$132,121	$1,801,238

(1)	For the quarter ended March 31, 2011, capital expenditures of $50,250 represents actual cash invested of $55,721, less amounts accrued but not paid at December 31, 2010 of $20,017, plus amounts accrued but not paid at March 31, 2011 of $14,546.
     The following table reconciles the original presentation of the three operating segments to the current presentation for the quarters ended March 31, 2011 and 2010.

	Original	Discontinued		Current
	Presentation	Operations	Reclassification	Presentation
Quarter Ended March 31, 2011
Drilling services:
Revenue from external customers	$50,152	$—	$1,947	$52,099

Adjusted EBITDA, as defined	$12,489	$—	$(94)	$12,395
Depreciation and amortization	4,749	—	299	5,048

Operating income	$7,740	$—	$(393)	$7,347

Capital expenditures	$1,546	$—	$104	$1,650

Product Sales:
Revenue from external customers	$7,978	$(6,031)	$(1,947)	$—

Adjusted EBITDA, as defined	$1,215	$(1,309)	$94	$—
Depreciation and amortization	542	(243)	(299)	—

Operating income	$673	$(1,066)	$393	$—
Capital expenditures	$112	$(8)	$(104)	$—

Corporate:
Capital expenditures	$392	$8	$—	$400

Quarter Ended March 31, 2010
Drilling services:
Revenue from external customers	$35,104	$—	$970	$36,074

Adjusted EBITDA, as defined	$5,419	$—	$(112)	$5,307
Depreciation and amortization	4,458	—	290	4,748

Operating income	$961	$—	$(402)	$559

Capital expenditures	$1,546	$—	$104	$1,650

Product Sales:
Revenue from external customers	$8,312	$(7,342)	$(970)	$—

Adjusted EBITDA, as defined	$1,562	$(1,674)	$112	$—
Depreciation and amortization	576	(286)	(290)	—

Operating income	$986	$(1,388)	$402	$—

Capital expenditures	$86	$(86)	$—	$—

Corporate:
Capital expenditures	$—	$86	$—	$86

Reconciliation of segment assets as of March 31, 2011
C&PS(1)	$1,495,959	$—	$(2,858)	$1,493,101
Drilling services	$171,901	$—	$13,305	$185,206
Product sales	$37,682	$(27,235)	$(10,447)	$—
Corporate	$165,135	$27,235	$—	$192,370

Segment assets	$1,870,677	$—	$—	$1,870,677

Reconciliation of segment assets as of December 31, 2010
C&PS(1)	$1,488,755	$—	$(2,858)	$1,485,897
Drilling services	$170,944	$—	$12,276	$183,220
Product sales	$35,015	$(25,597)	$(9,418)	$—
Corporate	$106,524	$25,597	$—	$132,121

Segment assets	$1,801,238	$—	$—	$1,801,238

     We do not allocate net interest expense or tax expense to the operating segments. The following table reconciles operating income as reported above to net income (loss) from continuing operations for the quarters ended March 31, 2011 and 2010:

	Quarters Ended
	March 31,
	2011	2010
Segment operating income	$75,177	$9,201
Interest expense	14,127	14,741
Interest income	(95)	(64)
Income taxes	23,126	(1,590)

Net income (loss) from continuing operations	$38,019	$(3,886)

     The following table summarizes the change in the carrying amount of goodwill by segment for the quarter ended March 31, 2011:

		Drilling
	C&PS	Services	Total

Balance at December 31, 2010	242,112	5,563	247,675
Other	30	—	30

Balance at March 31, 2011	$242,142	$5,563	$247,705

11. Financial instruments:
     The financial instruments recognized in the balance sheet consist of cash and cash equivalents, trade accounts receivable, certain long-term investments, bank operating loans, accounts payable and accrued liabilities, long-term debt and senior notes. The fair value of all financial instruments approximates their carrying amounts due to their current maturities or market rates of interest, except the senior notes which were issued in December 2006 with a fixed 8% coupon rate. At March 31, 2011, the fair value of these notes was $689,000 based on the published closing price.
     A significant portion of our trade accounts receivable is from companies in the oil and gas industry, and as such, we are exposed to normal industry credit risks. We evaluate the credit-worthiness of our major new and existing customers’ financial condition and generally do not require collateral. For the quarter ended March 31, 2011, we had two customers who provided 17.1% and 9.7% of our total revenue.
12. Legal matters and contingencies:
     In the normal course of our business, we are a party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters, including warranty and product liability claims and occasional claims by individuals alleging exposure to hazardous materials, on the job injuries and fatalities as a result of our products or operations. Many of the claims filed against us relate to motor vehicle accidents which can result in the loss of life or serious bodily injury. Some of these claims relate to matters occurring prior to our acquisition of businesses. In certain cases, we are entitled to indemnification from the sellers of such businesses.
     Although we cannot know or predict with certainty the outcome of any claim or proceeding or the effect such outcomes may have on us, we believe that any liability resulting from the resolution of any of these matters, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on our financial position, results of operations or liquidity.
     We have historically incurred additional insurance premium related to a cost-sharing provision of our general liability insurance policy, and we cannot be certain that we will not incur additional costs until either existing claims become further developed or until the limitation periods expire for each respective policy year. Any such additional premiums should not have a material adverse effect on our financial position, results of operations or liquidity.
13. Guarantor and Non-Guarantor Condensed Consolidating Financial Statements:
     The following tables present the financial data required pursuant to SEC Regulation S-X Rule 3-10(f), which includes: (1) unaudited condensed consolidating balance sheets as of March 31, 2011 and December 31, 2010; (2) unaudited condensed consolidating statements of operations for the quarters ended March 31, 2011 and 2010 and (3) unaudited condensed consolidating statements of cash flows for the quarters ended March 31, 2011 and 2010.

Condensed Consolidating Balance Sheet
March 31, 2011

		Guarantor	Non-guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated
Current assets
Cash and cash equivalents	$132,579	$576	$24,835	$(20,396)	$137,594
Accounts receivable, net	611	352,239	31,679	—	384,529
Inventory, net	—	23,758	5,447	—	29,205
Prepaid expenses	2,546	15,194	3,033	—	20,773
Income tax receivable	12,818	13,677	—	—	26,495
Current deferred tax assets	2,835	—	—	—	2,835
Other current assets	—	42	—	—	42
Current assets of discontinued operations	—	—	18,397	—	18,397

Total current assets	151,389	405,486	83,391	(20,396)	619,870
Property, plant and equipment, net	4,693	902,323	46,703	—	953,719
Investment in consolidated subsidiaries	1,017,478	121,495	—	(1,138,973)	—
Inter-company receivable	562,183	—	—	(562,183)	—
Goodwill	15,531	232,174	—	—	247,705
Other long-term assets, net	30,204	8,696	1,645	—	40,545
Long-term assets of discontinued operations	—	—	8,838	—	8,838

Total assets	$1,781,478	$1,670,174	$140,577	$(1,721,552)	$1,870,677

Current liabilities:
Accounts payable	$473	$74,893	$7,753	$(20,396)	$62,723
Accrued liabilities	19,702	18,011	2,880	—	40,593
Accrued payroll and payroll burdens	503	20,880	2,713	—	24,096
Accrued interest	15,418	—	6	—	15,424
Income taxes payable	—	—	1,464	—	1,464
Current liabilities of discontinued operations	—	—	3,422	—	3,422

Total current liabilities	36,096	113,784	18,238	(20,396)	147,722
Long-term debt	650,000	—	—	—	650,000
Inter-company payable	—	561,254	929	(562,183)	—
Deferred income taxes	207,521	3,795	(106)	—	211,210
Other long-term liabilities	1,001	5,022	12	—	6,035
Long-term liabilities of discontinued operations			9	—	9

Total liabilities	894,618	683,855	19,082	(582,579)	1,014,976
Stockholders’ equity
Total stockholders’ equity	886,860	986,319	121,495	(1,138,973)	855,701

Total liabilities and stockholders’ equity	$1,781,478	$1,670,174	$140,577	$(1,721,552)	$1,870,677

Condensed Consolidating Balance Sheet
December 31, 2010

		Guarantor	Non-guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated
Current assets
Cash and cash equivalents	$111,834	$569	$23,500	$(16,768)	$119,135
Accounts receivable, net	696	313,936	27,352	—	341,984
Inventory, net	—	21,935	6,454	—	28,389
Prepaid expenses	6,388	10,980	989	—	18,357
Income tax receivable	10,826	13,298	—	—	24,124
Current deferred tax assets	2,499	—	—	—	2,499
Other current assets	882	502	—	—	1,384
Current assets of discontinued operations	—	—	16,700	—	16,700

Total current assets	133,125	361,220	74,995	(16,768)	552,572
Property, plant and equipment, net	4,730	898,013	48,189	—	950,932
Investment in consolidated subsidiaries	930,631	115,449	—	(1,046,080)	—
Inter-company receivable	554,482	—	445	(554,927)	—
Goodwill	15,531	232,144	—	—	247,675
Other long-term assets, net	29,966	10,161	1,035	—	41,162
Long-term assets of discontinued operations	—	—	8,897	—	8,897

Total assets	$1,668,465	$1,616,987	$133,561	$(1,617,775)	$1,801,238

Current liabilities
Accounts payable	$376	$82,952	$7,942	$(16,768)	$74,502
Accrued liabilities	18,269	21,355	3,085	—	42,709
Accrued payroll and payroll burdens	4,353	19,325	2,890	—	26,568
Accrued interest	2,439	1	6	—	2,446
Income taxes payable	(381)	—	381	—	—
Current liabilities of discontinued operations	—	—	2,841	—	2,841

Total current liabilities	25,056	123,633	17,145	(16,768)	149,066
Long-term debt	650,000	—	—	—	650,000
Inter-company payable	—	553,907	1,020	(554,927)	—
Deferred income taxes	186,693	3,794	(98)	—	190,389
Other long-term liabilities	882	5,022	12	—	5,916
Long-term liabilities of discontinued operations	—	—	33	—	33

Total liabilities	862,631	686,356	18,112	(571,695)	995,404
Stockholders’ equity
Total stockholders’ equity	805,834	930,631	115,449	(1,046,080)	805,834

Total liabilities and stockholders’ equity	$1,668,465	$1,616,987	$133,561	$(1,617,775)	$1,801,238

Condensed Consolidating Statement of Operations
Quarter Ended March 31, 2011

		Guarantor	Non-guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated
Revenues	$—	$452,308	$38,490	$(1,612)	$489,186

Service expenses	—	289,389	28,575	(1,612)	316,352
Selling, general and administrative expenses	9,826	36,511	2,415	—	48,752
Depreciation and amortization	429	45,457	3,019	—	48,905

Income (loss) from continuing operations before interest and taxes	(10,255)	80,951	4,481	—	75,177
Interest expense	14,448	875	24	(1,220)	14,127
Interest income	(1,279)	—	(36)	1,220	(95)
Equity in earnings of consolidated affiliates	(53,831)	(4,192)	—	58,023	—

Income (loss) from continuing operations before taxes	30,407	84,268	4,493	(58,023)	61,145
Taxes	(8,527)	30,437	1,216	—	23,126

Income (loss) from continuing operations	38,934	53,831	3,277	(58,023)	38,019
Income from discontinued operations	—	—	915	—	915

Net income (loss)	$38,934	$53,831	$4,192	$(58,023)	$38,934

Condensed Consolidating Statement of Operations
Quarter Ended March 31, 2010

		Guarantor	Non-guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated
Revenues	—	269,069	35,024	(1,731)	302,362

Service expenses	—	183,737	25,793	(1,731)	207,799
Selling, general and administrative expenses	8,830	29,437	2,062	—	40,329
Depreciation and amortization	332	41,706	2,995	—	45,033

Income (loss) from continuing operations before interest and taxes	(9,162)	14,189	4,174	—	9,201
Interest expense	14,712	1,708	14	(1,693)	14,741
Interest income	(1,730)	(3)	(24)	1,693	(64)
Equity in earnings of consolidated affiliates	(13,354)	(5,929)	—	19,283	—

Income (loss) from continuing operations before taxes	(8,790)	18,413	4,184	(19,283)	(5,476)
Taxes	(6,028)	5,059	(621)	—	(1,590)

Income (loss) from continuing operations	(2,762)	13,354	4,805	(19,283)	(3,886)
Income from discontinued operations	—	—	1,124	—	1,124

Net income (loss)	$(2,762)	$13,354	$5,929	$(19,283)	$(2,762)

Condensed Consolidating Statement of Cash Flows
Quarter Ended March 31, 2011

		Guarantor	Non-guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated
Cash provided by:
Net income (loss)	$38,934	$53,831	$4,192	$(58,023)	$38,934
Items not affecting cash:
Equity in earnings of consolidated affiliates	(53,831)	(4,192)	—	58,023	—
Depreciation and amortization	429	45,457	3,262	—	49,148
Other	777	21,219	(68)	—	21,928
Changes in operating assets and liabilities	36,465	(69,596)	(6,375)	(3,628)	(43,134)

Net cash provided by (used in) operating activities	22,774	46,719	1,011	(3,628)	66,876

Investing activities:
Additions to property, plant and equipment	(392)	(54,583)	(746)	—	(55,721)
Inter-company receipts	(7,701)	—	445	7,256	—
Proceeds from the disposal of capital assets	—	524	125	—	649
Other	119	—	—	—	119

Net cash provided by (used in) investing activities	(7,974)	(54,059)	(176)	7,256	(54,953)

Financing activities:
Inter-company borrowings	—	7,347	(91)	(7,256)	—
Proceeds from issuances of common stock	8,462	—	—	—	8,462
Purchase of treasury shares	(5,515)	—	—	—	(5,515)
Other	2,998	—	—	—	2,998

Net cash provided by (used in) financing activities	5,945	7,347	(91)	(7,256)	5,945
Effect of exchange rate changes on cash	—	—	591	—	591

Change in cash and cash equivalents	20,745	7	1,335	(3,628)	18,459
Cash and cash equivalents, beginning of period	111,834	569	23,500	(16,768)	119,135

Cash and cash equivalents, end of period	$132,579	$576	$24,835	$(20,396)	$137,594

Condensed Consolidating Statement of Cash Flows
Quarter Ended March 31, 2010

		Guarantor	Non-guarantor	Eliminations/
	Parent	Subsidiaries	Subsidiaries	Reclassifications	Consolidated
Cash provided by:
Net income (loss)	$(2,762)	$13,354	$5,929	$(19,283)	$(2,762)
Items not affecting cash:
Equity in earnings of consolidated affiliates	(13,354)	(5,929)	—	19,283	—
Depreciation and amortization	332	41,706	3,281	—	45,319
Other	3,302	(1,285)	(18)	—	1,999
Changes in operating assets and liabilities	13,373	(12,300)	(6,414)	(322)	(5,663)

Net cash provided by (used in) operating activities	891	35,546	2,778	(322)	38,893

Investing activities:
Additions to property, plant and equipment	—	(11,004)	(339)	—	(11,343)
Inter-company receipts	29,631	—	—	(29,631)	—
Proceeds from the disposal of capital assets	—	450	68	—	518

Net cash provided by (used in) investing activities	29,631	(10,554)	(271)	(29,631)	(10,825)

Financing activities:
Repayments of long-term debt	—	(35)	(2)	—	(37)
Repayments of notes payable	(1,069)	—	—	—	(1,069)
Inter-company borrowings	—	(24,818)	(4,813)	29,631	—
Proceeds from issuances of common stock	696	—	—	—	696
Purchase of treasury shares	(1,383)	—	—	—	(1,383)
Other	94	—	—	—	94

Net cash provided by (used in) financing activities	(1,662)	(24,853)	(4,815)	29,631	(1,699)
Effect of exchange rate changes on cash	—	—	122	—	122

Change in cash and cash equivalents	28,860	139	(2,186)	(322)	26,491
Cash and cash equivalents, beginning of period	64,871	519	11,411	(5,031)	71,770

Cash and cash equivalents, end of period	$93,731	$658	$9,225	$(5,353)	$98,261

14. Recent accounting pronouncements and authoritative literature:
     In December 2010, the FASB provided additional guidance related to business combinations to require each public entity that presents comparative financial statements to disclose the revenue and earnings of the combined entity as if the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In addition, this amendment expands the supplemental pro forma disclosures related to such a business combination to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance should be applied prospectively for business combinations for which the acquisition date is on or after January 1, 2011, for calendar-year reporting entities. We adopted this standard on January 1, 2011 with no material impact on our financial position, results of operations or cash flows.
     On March 30, 2010, the President of the United States signed the Health Care and Education Reconciliation Act of 2010, which is a reconciliation bill that amends the Patient Protection and Affordable Care Act that was signed by the President on March 23, 2010. Certain provisions of this law became effective during 2010. We have reviewed our health insurance plan provisions with third-party consultants and continue to evaluate our position relative to the changes in the law. We do not believe that the provisions which have taken effect will have a significant impact on the operation of our existing health insurance plan. However, future provisions under the law which become effective in subsequent periods may impact our health insurance plan and our overall financial position. We are evaluating these provisions as they become effective and continue to seek guidance from the FASB and SEC related to the implications of this new legislation on accounting and disclosure requirements. We expect that this legislation will have an impact on our financial position, results of operations and cash flows, but we cannot determine the extent of the impact at this time.
     In December 2010, the FASB issued additional guidance related to accounting for intangible assets and goodwill. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual test dates if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update is effective for public entities with fiscal years beginning after December 15, 2010 and interim periods within those years. We adopted this standard effective January 1, 2011. We do not expect this guidance to have a material effect on our financial position, results of operations or cash flows.
15. Subsequent events:
     On October 9, 2011, we entered into a merger agreement with Superior Energy Services, Inc. (“SPN”), a Delaware corporation and SPN Fairway Acquisition, Inc., a newly formed Delaware corporation which is an indirect wholly-owned subsidiary of SPN. Pursuant to this agreement, each share of our common stock issued and outstanding immediately prior to the effective date of the merger will be converted automatically into the right to receive 0.945 shares of common stock, par value $0.001 per share, of SPN and $7.00 in cash. Pursuant to the agreement, we will merge with and into SPN Fairway Acquisition, Inc., which will be the surviving corporation and an indirect wholly-owned subsidiary of SPN. The completion of the merger is expected to occur in early 2012, subject to customary conditions, including approvals of SPN’s and our stockholders. For terms of the agreement, including circumstances under which the merger agreement can be terminated and the ramifications of such a termination, as well as other terms and conditions, refer to the Agreement and Plan of Merger filed as Exhibit 2.1 to our Current Report on Form 8-K with the Securities and Exchange Commission on October 11, 2011.
     On October 14, 2011, October 26, 2011, and November 11, 2011, putative class action complaints captioned Hetherington v. Winkler, et al., C.A. No. 6935-VCL (“Hetherington Complaint”), Walsh v. Winkler, et al., C.A. No. 6984-VCL (“Walsh Complaint”), and Wallack v. Winkler, et al., C.A. No. 7040-VCL (“Wallack Complaint”), respectively, were filed in the Court of Chancery of the State of Delaware on behalf of an alleged class of Complete stockholders. On November 1, 2011 and November 16, 2011, putative class action complaints captioned City of Monroe Employees’ Retirement System v. Complete Production Services, Inc., et al., 2011-66385 (“City of Monroe Complaint”) and Seniuk v. Complete Production Services, Inc., et al., 2011-69384 (“Seniuk Complaint”), respectively, were filed in the District Court of Harris County, Texas, on behalf of an alleged class of Complete stockholders. The complaints name as defendants all members of our board of directors, our company, SPN and SPN Fairway Acquisition, Inc. The plaintiffs allege that the defendants breached their fiduciary duties to our stockholders in connection with the proposed merger, or aided and abetted the other defendants’ breaches of their fiduciary duties. The complaints allege that the proposed merger between us and SPN involves an unfair price, an inadequate sales process and unreasonable deal protection devices. The Hetherington Complaint claims that defendants agreed to the transaction to benefit SPN and that neither our company, nor our board of directors, have adequately explained the reason for the proposed merger. The Walsh Complaint, the Wallack Complaint, and the Seniuk Complaint claim that defendants acted for their personal interests rather than the interests of our stockholders. The City of Monroe Complaint claims that defendants engaged in self-dealing and failed to seek maximum value for stockholders. The Wallack Complaint further claims that the Registration Statement omits material information about the sales process, Credit Suisse’s financial valuation of Complete, and fees received by Credit Suisse for prior financial services rendered to Complete. All five complaints seek injunctive relief including to enjoin the merger, rescissory damages in the event the merger is completed, and an award of attorneys’ and other fees and costs, in addition to other relief. The Wallack Complaint also seeks supplemental disclosures regarding the proposed merger. We and our board of directors believe that the plaintiffs’ allegations lack merit and intend to contest them vigorously.
     On October 11, 2011, Integrated Production Services, Inc., a wholly-owned subsidiary of ours, pled guilty in the United States District Court for the Eastern District of Oklahoma to one count brought by the United States for negligent violation of the Clean Water Act, 33 U.S.C. § 1319(c)(1)(A). Integrated Production Services, Inc. and the United States stipulated to: (1) payment by Integrated Production Services, Inc. of a criminal penalty of $140; (2) payment by Integrated Production Services, Inc. of $22 as community service to the Oklahoma Department of Wildlife Conservation; (3) a probationary period for Integrated Production Services, Inc. of two years; and (4) during the probationary period, implementation and completion of an Environmental Compliance Program by Integrated Production Services, Inc. at a cost no less than $38. This plea and plea agreement is conditioned upon its approval by the court which approval is still pending.
     On November 11, 2011, we signed a definitive agreement to sell I.E. Miller Services, Inc., a wholly-owned subsidiary which operates a drilling logistics business based in Eunice, Louisiana, for approximately $110,000, subject to working capital and other adjustments. We expect to complete this sale during the fourth quarter of 2011, and we expect to record a gain on this transaction.
     On October 31, 2011, we acquired substantially all of the assets of two fluid handling businesses based in northern Wyoming, for a total of $16,522 in cash. We are currently evaluating the preliminary purchase price allocation associated with this transaction, but expect to record goodwill of approximately $8,500 in October 2011, all of which would be allocated to our completion and production services business segment. We believe that this acquisition expands our fluid handling position and supplements our trucking business in the northern Niobrara Basin.
     On October 25, 2011, we purchased all the issued and outstanding equity interests of Rising Star Services, L.P., a company based in Odessa, Texas which provides hydraulic fracturing, cementing and acidizing services throughout the Permian Basin. Total consideration paid at closing was $77,817, net of cash acquired and subject to a final working capital adjustment. The agreement includes additional contingent consideration up to $6,500, which, if earned, would be payable within two years of the transaction date. We are currently evaluating the preliminary purchase price allocation associated with this transaction, but expect to record goodwill of approximately $37,500 in October 2011, all of which would be allocated to our completion and production services business segment. We believe that this acquisition expands our geographic reach into the Permian Basin and enhances our pressure pumping service offerings.
     On May 11, 2011, we completed the purchase of the hydraulic snubbing and production testing assets of a business with operations in the Marcellus, Eagle Ford and Barnett Shales. We paid a total of $15,576 in cash for these assets, which included goodwill of $4,433. The entire purchase price was allocated to the completion and production services business segment. We believe this acquisition will supplement our hydraulic snubbing and production testing service offerings in Pennsylvania and Texas. The following table summarizes our preliminary purchase price allocation for this acquisition:

Net assets acquired:
Other current assets	$725
Property, plant and equipment	5,868
Current liabilities	(10)
Intangible assets	4,560
Goodwill	4,433

Net assets acquired	$15,576

Consideration:
Cash, net of cash and cash equivalents acquired	$15,576

     The purchase price of this acquired business was negotiated as an arm’s length transaction with the seller. We use various valuation techniques, including an earnings multiple approach, to evaluate acquisition targets. We also consider precedent transactions which we have undertaken and similar transactions of others in our industry. We determine the fair value of assets acquired by evaluating property, plant and equipment and identifiable intangibles, based upon, at minimum, the replacement cost of the assets, with the assistance of third-party consultants.

     CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements and information in this Exhibit 99.1 to Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and the oil and gas industry. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. These forward-looking statements involve risks and uncertainties that may be outside of our control and could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market prices for oil and gas, the level of oil and gas drilling, economic and competitive conditions, capital expenditures, regulatory changes and other uncertainties. Other factors that could cause our actual results to differ from our projected results are described in: (1) Part II, “Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, (2) our Current Report on Form 8-K dated November 18, 2011 of which this exhibit is a part, (3) our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (other than Items 1, 6, 7 and 8 which have been updated in Exhibit 99.1 to a separate Current Report on Form 8-K filed as of the date hereof, (4) our reports and registration statements filed from time to time with the SEC and (5) other announcements we make from time to time. In light of these risks, uncertainties and assumptions, the forward-looking events discussed below may not occur. Unless otherwise required by law, we undertake no obligation to update publicly any forward-looking statements, even if new information becomes available or other events occur in the future.
     The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained in this Exhibit 99.1 to Current Report on Form 8-K are forward-looking statements.
     Reference to “Complete,” the “Company,” “we,” “our” and similar phrases used throughout this Exhibit 99.1 to Current Report on Form 8-K relate collectively to Complete Production Services, Inc. and its consolidated subsidiaries.
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     The following discussion and analysis should be read in conjunction with the accompanying unaudited consolidated financial statements and related notes as of March 31, 2011 and for the quarters ended March 31, 2011 and 2010, included elsewhere herein.
Overview
     We are a leading provider of specialized completion and production services and products focused on helping oil and gas companies develop hydrocarbon reserves, reduce operating costs and enhance production. We focus on basins within North America that we believe have attractive long-term potential for growth, and we deliver targeted, value-added services and products required by our customers within each specific basin. We believe our range of services and products positions us to meet the many needs of our customers at the wellsite, from drilling and completion through production and eventual abandonment. We manage our operations from regional field service facilities located throughout the U.S. Rocky Mountain region, Texas, Oklahoma, Louisiana, Arkansas, Pennsylvania, western Canada and Mexico.
     We previously operated in three business segments, completion and production services, drilling services, and product sales. In July 2011, we sold our Southeast Asian business which represented over 85% of the product sales segment revenue. Therefore, we have restructured our reportable segments to better reflect our current operations. We are accounting for our Southeast Asian business as discontinued operations. The remainder of the product sales business has been combined into our drilling services segment.
     Completion and Production Services. Through our completion and production services segment, we establish, maintain and enhance the flow of oil and gas throughout the life of a well. This segment is divided into the following primary service lines:
•	Intervention Services. Well intervention requires the use of specialized equipment to perform an array of wellbore services. Our fleet of intervention service equipment includes coiled tubing units,

pressure pumping units, nitrogen units, well service rigs, snubbing units and a variety of support equipment. Our intervention services provide customers with innovative solutions to increase production of oil and gas.

•	Downhole and Wellsite Services. Our downhole and wellsite services include electric-line, slickline, production optimization, production testing, rental and fishing services.

•	Fluid Handling. We provide a variety of services to help our customers obtain, move, store and dispose of fluids that are involved in the development and production of their reservoirs. Through our fleet of specialized trucks, frac tanks and other assets, we provide fluid transportation, heating, pumping and disposal services for our customers.
     Drilling Services. Through our drilling services segment, we provide services and equipment that initiate or stimulate oil and gas production by providing land drilling and specialized rig logistics services. We also provide repair work and fabrication services for our customers at a business located in Gainesville, Texas.
General
     The primary factors influencing demand for our services and products are the level of drilling and workover activity of our customers and the complexity of such activity, which in turn, depends on current and anticipated future oil and gas prices, production depletion rates and the resultant levels of cash flows generated and allocated by our customers to their drilling and workover budgets. As a result, demand for our services and products is cyclical, substantially depends on activity levels in the North American oil and gas industry and is highly sensitive to current and expected oil and natural gas prices.
     We consider the drilling and well service rig counts to be an indication of spending by our customers in the oil and gas industry for exploration and development of new and existing hydrocarbon reserves. These spending levels are a primary driver of our business, and we believe that our customers tend to invest more in these activities when oil and gas prices are at higher levels, are increasing, or are expected to increase. The following tables summarize average North American drilling and well service rig activity, as measured by Baker Hughes Incorporated (“BHI”) and the Cameron International Corporation/Guiberson /AESC Service Rig Count for “Active Rigs:”
AVERAGE RIG COUNTS

	Quarter	Quarter	Year
	Ended	Ended	Ended
	3/31/11	3/31/10	12/31/10
BHI Rotary Rig Count:
U.S. Land	1,691	1,300	1,514
U.S. Offshore	26	46	31

Total U.S.	1,717	1,346	1,545
Canada	587	469	348

Total North America	2,304	1,815	1,893

Source: BHI (www.BakerHughes.com)

	Quarter	Quarter	Year
	Ended	Ended	Ended
	3/31/11	3/31/10	12/31/10
Cameron International Corporation/Guiberson/AESC Well Service Rig Count (Active Rigs):
United States	2,013	1,729	1,854
Canada	714	484	534

Total North America	2,727	2,213	2,388

Source:	Cameron International Corporation/Guiberson/AESC Well Service Rig Count for “Active Rigs,” formerly the Weatherford/AESC Service Rig Count for “Active Rigs.”

Outlook
     Oilfield market conditions improved throughout 2010 and through the first quarter of 2011 due to an improving global economy and higher oil prices, which are encouraging increased investments in oil plays and in gas fields that have meaningful natural gas liquids content. The price of natural gas in North America has remained subdued as a result of above average storage levels caused primarily by increasing gas production from unconventional resource plays. Activity in oil and liquid-rich basins is expected to increase and activity in dry gas basins should remain steady through at least the first half of the year as customers work through a backlog of wells caused by service capacity shortages and a requirement to complete wells to retain acreage.
     We believe our customers will continue to rely upon service providers with local knowledge and a proven ability to effectively execute complex services on more service intensive, longer-lateral horizontal wells, particularly in oil and liquid-rich basins where our customers are shifting a greater portion of their activities. Our business has transitioned from a predominantly gas-oriented business, to a majority oil and liquids-oriented business. We believe we are well positioned in high-growth basins and that our core services, which include pressure pumping, coiled tubing, well servicing and fluid handling, will continue to directly benefit from an increasing level of service intensity.
     Our long-term growth strategy has not changed. We intend to add like-kind equipment and expand our service offerings through internal capital investment and accelerate our growth by acquiring complementary businesses which expand our service offerings in a current operating area or extend our geographical footprint into targeted basins. For 2011, we expect to spend approximately $350 million for capital investment and we continue to seek strategic acquisitions.
Discontinued Operations
     On July 6, 2011, we sold our Southeast Asian products business, through which we provided oilfield equipment sales, rentals and refurbishment services, to MTQ Corporation Limited, a Singapore firm which provides engineering services to oilfield and industrial equipment users and manufacturers. Proceeds from the sale of this business totaled $21.9 million, of which $2.6 million represented cash on hand at July 6, 2011 which was transferred to us in October 2011 pursuant to the final settlement.
Critical Accounting Policies and Estimates
     The preparation of our consolidated financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires the use of estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, and provide a basis for making judgments about the carrying value of assets and liabilities that are not readily available through open market quotes. Estimates and assumptions are reviewed periodically, and actual results may differ from those estimates under different assumptions or conditions. We must use our judgment related to uncertainties in order to make these estimates and assumptions.
     For a description of our critical accounting policies and estimates as well as certain sensitivity disclosures related to those estimates, see Exhibit 99.1 to a separate Current Report on Form 8-K filed as of the date hereof which revises certain disclosures in our Annual Report on Form 10-K for the year ended December 31, 2010. Our critical accounting policies and estimates have not changed materially during the quarter ended March 31, 2011.
Recent Transactions
     On October 9, 2011, we entered into a merger agreement with Superior Energy Services, Inc. (“SPN”), a Delaware corporation and SPN Fairway Acquisition, Inc., a newly formed Delaware corporation which is an indirect wholly-owned subsidiary of SPN. Pursuant to this agreement, each share of our common stock issued and outstanding immediately prior to the effective date of the merger will be converted automatically into the right to receive 0.945 shares of common stock, par value $0.001 per share, of SPN and $7.00 in cash. Pursuant to the agreement, we will merge with and into SPN Fairway Acquisition, Inc., which will be the surviving corporation and an indirect wholly-owned subsidiary of SPN. The completion of the merger is expected to occur in early 2012, subject to customary conditions, including approvals of SPN’s and our stockholders. For terms of the agreement, including circumstances under which the merger agreement can be terminated and the ramifications of such a termination, as well as other terms and conditions, refer to the Agreement and Plan of Merger filed as Exhibit 2.1 to our Current Report on Form 8-K with the Securities and Exchange Commission on October 11, 2011.
     On October 14, 2011, October 26, 2011, and November 11, 2011, putative class action complaints captioned Hetherington v. Winkler, et al., C.A. No. 6935-VCL (“Hetherington Complaint”), Walsh v. Winkler, et al., C.A. No. 6984-VCL (“Walsh Complaint”), and Wallack v. Winkler, et al., C.A. No. 7040-VCL (“Wallack Complaint”), respectively, were filed in the Court of Chancery of the State of Delaware on behalf of an alleged class of Complete stockholders. On November 1, 2011 and November 16, 2011, putative class action complaints captioned City of Monroe Employees’ Retirement System v. Complete Production Services, Inc., et al., 2011-66385 (“City of Monroe Complaint”) and Seniuk v. Complete Production Services, Inc., et al., 2011-69384 (“Seniuk Complaint”), respectively, were filed in the District Court of Harris County, Texas, on behalf of an alleged class of Complete stockholders. The complaints name as defendants all members of our board of directors, our company, SPN and SPN Fairway Acquisition, Inc. The plaintiffs allege that the defendants breached their fiduciary duties to our stockholders in connection with the proposed merger, or aided and abetted the other defendants’ breaches of their fiduciary duties. The complaints allege that the proposed merger between us and SPN involves an unfair price, an inadequate sales process and unreasonable deal protection devices. The Hetherington Complaint claims that defendants agreed to the transaction to benefit SPN and that neither our company, nor our board of directors, have adequately explained the reason for the proposed merger. The Walsh Complaint, the Wallack Complaint, and the Seniuk Complaint claim that defendants acted for their personal interests rather than the interests of our stockholders. The City of Monroe Complaint claims that defendants engaged in self-dealing and failed to seek maximum value for stockholders. The Wallack Complaint further claims that the Registration Statement omits material information about the sales process, Credit Suisse’s financial valuation of Complete, and fees received by Credit Suisse for prior financial services rendered to Complete. All five complaints seek injunctive relief including to enjoin the merger, rescissory damages in the event the merger is completed, and an award of attorneys’ and other fees and costs, in addition to other relief. The Wallack Complaint also seeks supplemental disclosures regarding the proposed merger. We and our board of directors believe that the plaintiffs’ allegations lack merit and intend to contest them vigorously.
     On October 11, 2011, Integrated Production Services, Inc., a wholly-owned subsidiary of ours, pled guilty in the United States District Court for the Eastern District of Oklahoma to one count brought by the United States for negligent violation of the Clean Water Act, 33 U.S.C. §1319(c)(1)(A). Integrated Production Services, Inc. and the United States stipulated to: (1) payment by Integrated Production Services, Inc. of a criminal penalty of $0.1 million; (2) payment by Integrated Production Services, Inc. of less than $0.1 million as community service to the Oklahoma Department of Wildlife Conservation; (3) a probationary period for Integrated Production Services, Inc. of two years; and (4) during the probationary period, implementation and completion of an Environmental Compliance Program by Integrated Production Services, Inc. at a cost no less than approximately $0.1 million. This plea and plea agreement is conditioned upon its approval by the court which approval is still pending.
     On November 11, 2011, we signed a definitive agreement to sell I.E. Miller Services, Inc., a wholly-owned subsidiary which operates a drilling logistics business based in Eunice, Louisiana, for approximately $110.0 million, subject to working capital and other adjustments. We expect to complete this sale during the fourth quarter of 2011, and we expect to record a gain on this transaction.
     On October 31, 2011, we acquired substantially all of the assets of two fluid handling businesses based in northern Wyoming, for a total of $16.5 million in cash. We are currently evaluating the preliminary purchase price allocation associated with this transaction, but expect to record goodwill of approximately $8.5 million in October 2011, all of which would be allocated to our completion and production services business segment. We believe that this acquisition expands our fluid handling position and supplements our trucking business in the northern Niobrara Basin.
     On October 25, 2011, we purchased all the issued and outstanding equity interests of Rising Star Services, L.P., a company based in Odessa, Texas which provides hydraulic fracturing, cementing and acidizing services throughout the Permian Basin. Total consideration paid at closing was $77.8 million, net of cash acquired and subject to a final working capital adjustment. The agreement includes additional contingent consideration up to $6.5 million, which, if earned, would be payable within two years of the transaction date. We are currently evaluating the preliminary purchase price allocation associated with this transaction, but expect to record goodwill of approximately $37.5 million in October 2011, all of which would be allocated to our completion and production services business segment. We believe that this acquisition expands our geographic reach into the Permian Basin and enhances our pressure pumping service offerings.
      As mentioned above, in July 2011, we sold our Southeast Asian business and are accounting for this disposal group as discontinued operations. The remainder of the product sales business has been combined into our drilling services segment. A reconciliation of the original presentation of our reportable segments for the quarters ended March 31, 2011 and 2010 to the current reportable segments is presented in Note 10, “Segment information,” in our notes to consolidated financial statements included elsewhere in this Exhibit 99.1 to Current Report on Form 8-K.
     On May 11, 2011, we completed the purchase of the hydraulic snubbing and production testing assets of a business with operations in the Marcellus, Eagle Ford and Barnett Shales. We paid a total of $15.6 million in cash for these assets, which included goodwill of $4.4 million. The entire purchase price was allocated to the completion and production services business segment. We believe this acquisition will supplement our hydraulic snubbing and production testing service offerings in Pennsylvania and Texas.

Results of Operations

				Percent
	Quarter	Quarter	Change	Change
	Ended	Ended	2011/	2011/
	3/31/11	3/31/10	2010	2010
		(unaudited, in thousands)
Revenue:
Completion and production services	$437,087	$266,288	$170,799	64%
Drilling services	52,099	36,074	16,025	44%

Total	$489,186	$302,362	$186,824	62%

Adjusted EBITDA:
Completion and production services	$121,514	$57,756	$63,758	110%
Drilling services	12,395	5,307	7,088	134%
Corporate	(9,827)	(8,829)	(998)	11%

Total	$124,082	$54,234	$69,848	129%

“Corporate” includes amounts related to corporate personnel costs, other general expenses and stock-based compensation charges.
     “Adjusted EBITDA” consists of net income (loss) from continuing operations before net interest expense, taxes, depreciation and amortization, non-controlling interest and impairment loss. Adjusted EBITDA is a non-GAAP measure of performance. We use Adjusted EBITDA as the primary internal management measure for evaluating performance and allocating additional resources. The following table reconciles Adjusted EBITDA for the quarters ended March 31, 2011 and 2010 to the most comparable U.S. GAAP measure, operating income (loss). The calculation of Adjusted EBITDA is different from the calculation of “EBITDA,” as defined and used in our credit facilities. For a discussion of the calculation of “EBITDA” as defined under our existing credit facilities, see Note 6, “Long-term debt” included in the notes to consolidated financial statements included elsewhere in this Exhibit 99.1 to Current Report on Form 8-K.

	Completion and
	Production	Drilling
	Services	Services	Corporate	Total
Quarter Ended March 31, 2011
Adjusted EBITDA, as defined	$121,514	$12,395	$(9,827)	$124,082
Depreciation and amortization	$43,257	$5,048	$600	$48,905

Operating income (loss)	$78,257	$7,347	$(10,427)	$75,177

Quarter Ended March 31, 2010
Adjusted EBITDA, as defined	$57,756	$5,307	$(8,829)	$54,234
Depreciation and amortization	$39,793	$4,748	$492	$45,033

Operating income (loss)	$17,963	$559	$(9,321)	$9,201

     We do not allocate net interest expense or tax expense to our operating segments. The following table reconciles operating income (loss) to net income (loss) from continuing operations for the quarters ended March 31, 2011 and 2010:

	Quarters Ended
	March 31,
	2011	2010
Segment operating income	$75,177	$9,201
Interest expense	14,127	14,741
Interest income	(95)	(64)
Income taxes	23,126	(1,590)

Net income (loss) from continuing operations	$38,019	$(3,886)

     Below is a discussion of our operating results by segment for these periods.

Quarter Ended March 31, 2011 Compared to the Quarter Ended March 31, 2010 (Unaudited)
     Revenue
     Revenue for the quarter ended March 31, 2011 increased by $186.8 million, or 62%, to $489.2 million from $302.4 million for the same period in 2010. The changes by segment were as follows:
•	Completion and Production Services. Segment revenue increased $170.8 million, or 64%, for the quarter primarily due to an increase in activity levels in the oil and gas industry. We experienced favorable year-over-year improvements for most of our business lines, especially our pressure pumping, coiled tubing and fluid handling businesses as higher demand for our services, resulted in better utilization and pricing of our existing equipment. New equipment additions, including several new frac fleets placed into service during the past year and several small acquisitions completed in 2010 also contributed to our revenue growth in this segment.

•	Drilling Services. Segment revenue increased $16.0 million, or 44%, for the quarter primarily due to improved utilization and pricing in our rig relocation and contract drilling businesses.
             Service Expenses
     Service expenses include labor costs associated with the execution and support of our services, materials used in the performance of those services and other costs directly related to the support and maintenance of equipment. These expenses increased $108.6 million, or 52%, to $316.4 million for the quarter ended March 31, 2011 from $207.8 million for the quarter ended March 31, 2010, primarily due to increased activity. The following table summarizes service and product expenses as a percentage of revenues for the quarters ended March 31, 2011 and 2010:

Service Expenses as a Percentage of Revenue

	Quarter Ended
Segment:	3/31/11	3/31/10	Change
Completion and production services	64%	68%	(4%)
Drilling services	69%	76%	(7)%
Total	65%	69%	(4%)
     Service expenses as a percentage of revenue improved to 65% for the quarter ended March 31, 2011 compared to 69% for the quarter ended March 31, 2010. Margins by business segment were impacted primarily by utilization and pricing.
•	Completion and Production Services. Service and product expenses as a percentage of revenue for this business segment decreased when comparing the quarter ended March 31, 2011 to the same period in 2010 primarily due to an increase in overall oilfield activity, improved pricing and service mix, with an increase in sales for historically higher-margin offerings, partially offset by some increases in labor and other costs due to inflationary forces.

•	Drilling Services. Service expenses as a percentage of revenue for this business segment decreased for the quarter ended March 31, 2011 compared to the same period in 2010 primarily due to increased asset utilization and improved pricing.
     Selling, General and Administrative Expenses
     Selling, general and administrative expenses include salaries and other related expenses for our selling, administrative, finance, information technology and human resource functions. Selling, general and administrative expenses increased $8.5 million, or 21%, for the quarter ended March 31, 2011 to $48.8 million from $40.3 million during the quarter ended March 31, 2010. This increase was primarily related to higher compensation related costs which include additional personnel, payroll taxes associated with annual incentive compensation paid during the first quarter of 2011, an increase in incentive compensation accruals based upon earnings and the reinstatement of matching contributions to our 401(k) and deferred compensation plans. As a percentage of revenues, selling, general and administrative expense was 10% and 13% for the quarters ended March 31, 2011 and 2010, respectively.
     Depreciation and Amortization
     Depreciation and amortization expense increased $3.9 million, or 9%, to $48.9 million for the quarter ended March 31, 2011 from $45.0 million for the quarter ended March 31, 2010. The increase in depreciation and amortization expense was primarily related to capital investment in equipment which was placed into service during the twelve-month period from April 2010 through March 2011. In addition, we acquired several small businesses in 2010 which contributed a full-quarter of depreciation and amortization expense for the first quarter of 2011 but had no impact for the same period in 2010.
     Taxes
     We recorded tax expense of $23.1 million for the quarter ended March 31, 2011 at an effective rate of approximately 38% and a tax benefit of $1.6 million for the quarter ended March 31, 2010 at an effective rate of approximately 29%. The increase in tax expense was primarily driven by the substantial increase in pre-tax income during 2011 compared to the same period in 2010. The effective rate was impacted by the mix of earnings amongst the various tax jurisdictions in which we operate.
Liquidity and Capital Resources
     As of March 31, 2011, we had working capital, net of cash, of $334.6 million and cash and cash equivalents of $137.6 million, compared to working capital, net of cash, of $284.4 million and cash and cash equivalents of $119.1 million at December 31, 2010. Our working capital, net of cash, increased at March 31, 2011 compared to December 31, 2010 largely due to an increase in trade receivables resulting from an overall increase in oilfield activity levels.
     We anticipate that cash generated from operations and our current cash balance will be sufficient to fund the majority of our cash requirements for the next twelve months, however borrowings under our amended revolving credit facility, future debt offerings and/or future public equity offerings may also be used to fund future acquisitions or to satisfy our other liquidity needs. We believe that funds from these sources will be sufficient to meet both our short-term working capital requirements and our long-term capital requirements. If our plans or assumptions change, or are inaccurate, or if we make further acquisitions, we may have to raise additional capital. Our ability to fund planned capital expenditures and to make acquisitions will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, which will be affected by prevailing economic conditions in our industry, and general financial, business and other factors, some of which are beyond our control. In addition, new debt obtained could include service requirements based on higher interest paid and shorter maturities and could impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to stockholders.
     The following table summarizes cash flows by type for the periods indicated (in thousands):

	Quarters Ended
	March 31,
	2011	2010
Cash flows provided by (used in):
Operating activities	$66,876	$38,893
Investing activities	(54,953)	(10,825)
Financing activities	5,945	(1,699)
     Net cash provided by operating activities increased $28.0 million for the quarter ended March 31, 2011, compared to the same period in 2010. This increase in operating cash flows in the first quarter of 2011 was primarily due to an increase in cash receipts associated with increased sales as demand for our services and products increased during the period. In addition, we entered into several long-term contracts to provide pressure pumping services. These take-or-pay contracts provided a relatively stable cash flow which improved our overall cash position for the first quarter of 2011.
     Net cash used in investing activities increased by $44.1 million for the quarter ended March 31, 2011 compared to the same period in 2010. The primary use of cash for the quarter ended March 31, 2011 was an investment in capital expenditures, including a frac fleet placed into service in January 2011 and the acquisition and placement into service of other equipment, due to higher demand.

     Net cash provided by financing activities was $5.9 million for the quarter ended March 31, 2011 compared to net cash used in financing activities of $1.7 million for the same period in 2010. In the first quarter of 2011, the primary source of funds was proceeds from the issuance of common stock, partially offset by the purchase of treasury shares. These transactions were comparatively smaller in the first quarter of 2010.
     We believe that our cash balance, operating cash flows and borrowing capacity will be sufficient to fund our operations for the next twelve months.
Dividends
     We did not pay dividends on our $0.01 par value common stock during the quarter ended March 31, 2011 or during the years ended December 31, 2010, 2009 and 2008. We do not intend to pay dividends in the foreseeable future, but rather plan to reinvest such funds in our business. Furthermore, our credit facility contains restrictive debt covenants which preclude us from paying future dividends on our common stock.
Description of Our Indebtedness
  Senior Notes.
     On December 6, 2006, we issued 8.0% senior notes with a face value of $650.0 million through a private placement of debt. These notes mature in 10 years, on December 15, 2016, and require semi-annual interest payments, paid in arrears and calculated based on an annual rate of 8.0%, on June 15 and December 15, of each year, which commenced on June 15, 2007. There was no discount or premium associated with the issuance of these notes. The senior notes are guaranteed by all of our current domestic subsidiaries. The senior notes have covenants which, among other things: (1) limit the amount of additional indebtedness we can incur; (2) limit restricted payments such as a dividend; (3) limit our ability to incur liens or encumbrances; (4) limit our ability to purchase, transfer or dispose of significant assets; (5) limit our ability to purchase or redeem stock or subordinated debt; (6) limit our ability to enter into transactions with affiliates; (7) limit our ability to merge with or into other companies or transfer all or substantially all of our assets; and (8) limit our ability to enter into sale and leaseback transactions. We have the option to redeem all or part of these notes on or after December 15, 2011. Additionally, we may redeem some or all of the notes prior to December 15, 2011 at a price equal to 100% of the principal amount of the notes plus a make-whole premium.
     Pursuant to a registration rights agreement with the holders of our 8.0% senior notes, on June 1, 2007, we filed a registration statement on Form S-4 with the SEC which enabled these holders to exchange their notes for publicly registered notes with substantially identical terms. These holders exchanged 100% of the notes for publicly traded notes on July 25, 2007. On August 28, 2007, we entered into a supplement to the indenture governing the 8.0% senior notes, whereby additional domestic subsidiaries became guarantors under the indenture. Effective April 1, 2009, we entered into a second supplement to this indenture whereby additional domestic subsidiaries became guarantors under the indenture.
  Credit Facility.
     Prior to June 13, 2011, we maintained a senior secured facility (the “Credit Agreement”) with Wells Fargo Bank, National Association, as U.S. Administrative Agent, HSBC Bank Canada, as Canadian Administrative Agent, and certain other financial institutions. On October 13, 2009, we entered into the Third Amendment (the Credit Agreement after giving effect to the Third Amendment, the “Amended Credit Agreement”) and modified the structure of our existing credit facility to an asset-based facility subject to borrowing base restrictions. In connection with the Third Amendment, Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC) replaced Wells Fargo Bank, National Association, as U.S. Administrative Agent and also served as U.S. Issuing Lender and U.S. Swingline Lender under the Amended Credit Agreement. The Amended Credit Agreement provided for a U.S. revolving credit facility of up to $225.0 million that was scheduled to mature in December 2011 and a Canadian revolving credit facility of up to $15.0 million (with Integrated Production Services Ltd., one of our wholly-owned subsidiaries, as the borrower thereof (“Canadian Borrower”)) that was scheduled to mature in December 2011. The Amended Credit Agreement included a provision for a “commitment increase”, as defined therein, which permitted us to effect up to two separate increases in the aggregate commitments under the Amended Credit Agreement by designating one or more existing lenders or other banks or financial institutions, subject to the bank’s sole discretion as to participation, to provide additional aggregate financing up to $75.0 million, with each committed increase equal to at least $25.0 million in the U.S., or $5.0 million in Canada, and in accordance with other provisions as stipulated in the Amended Credit Agreement. Certain portions of the credit facilities were available to be borrowed in U.S. dollars, Canadian dollars and other currencies approved by the lenders.
     Our U.S. borrowing base was limited to: (1) 85% of U.S. eligible billed accounts receivable, less dilution, if any, plus (2) the lesser of 55% of the amount of U.S. eligible unbilled accounts receivable or $10.0 million, plus (3) the lesser of the “equipment reserve amount” and 80% times the most recently determined “net liquidation percentage”, as defined in the Amended Credit Agreement, times the value of our and the U.S. subsidiary guarantors’ equipment, provided that at no time could the amount determined under this clause exceed 50% of the U.S. borrowing base, minus (4) the aggregate sum of reserves established by the U.S. Administrative Agent, if any. The “equipment reserve amount” means $50.0 million upon the effective date of the Third Amendment, less $0.6 million for each subsequent month, not to be reduced below zero in the aggregate.
     The Canadian borrowing base was limited to: (1) 80% of Canadian eligible billed accounts receivable, plus (2) if the Canadian Borrower has requested credit for equipment under the Canadian borrowing base, the lesser of (a) $15.0 million, and (b) 80% times the most recently determined “net liquidation percentage”, as defined in the Amended Credit Agreement, times the value (calculated on a basis consistent with our historical accounting practices) of our and the US subsidiary guarantors’ equipment, minus (3) the aggregate amount of reserves established by our Canadian Administrative Agent, if any.
     Subject to certain limitations set forth in the Amended Credit Agreement, we had the ability to elect how interest under the Amended Credit Agreement will be computed. Interest under the Amended Credit Agreement was determined by reference to (1) the London Inter-bank Offered Rate, or LIBOR, plus an applicable margin between 3.75% and 4.25% per annum (with the applicable margin depending upon our “excess availability amount”, as defined in the Amended Credit Agreement) or (2) the “Base Rate” (which means the higher of the Prime Rate, Federal Funds Rate plus 0.50%, 3-month LIBOR plus 1.00% and 3.50%), plus the applicable margin, as described above. For the period from the effective date of the Third Amendment until the six month anniversary of the effective date of the Third Amendment, interest was computed with an applicable margin rate of 4.00%. If an event of default existed or continued under the Amended Credit Agreement, advances would bear interest as described above with an applicable margin rate of 4.25% plus 2.00%. Additionally, if an event of default exists under the Amended Credit Agreement, as defined therein, the lenders could accelerate the maturity of the obligations outstanding thereunder and exercise other rights and remedies. Interest was payable monthly.
     Under the Amended Credit Agreement, we were permitted to prepay our borrowings and we had the right to terminate, in whole or in part, the unused portion of the U.S. commitments in $1.0 million increments upon written notice to the U.S. Administrative Agent. If all of the U.S. facility was terminated, the Canadian facility would also be required to be terminated.
     All of the obligations under the U.S. portion of the Amended Credit Agreement were secured by first priority liens on substantially all of our assets and the assets of our U.S. subsidiaries as well as a pledge of approximately 66% of the stock of our first-tier foreign subsidiaries. Additionally, all of the obligations under the U.S. portion of the Amended Credit Agreement were guaranteed by substantially all of our U.S. subsidiaries. The obligations under the Canadian portion of the Amended Credit Agreement were secured by first priority liens on substantially all of our assets and the assets of our subsidiaries (other than our Mexican subsidiary). Additionally, all of the obligations under the Canadian portion of the Amended Credit Agreement were guaranteed by us as well as certain of our subsidiaries.
     The Amended Credit Agreement also contained various covenants that limit our and our subsidiaries’ ability to: (1) grant certain liens; (2) incur additional indebtedness; (3) make certain loans and investments; (4) make capital expenditures; (5) make distributions; (6) make acquisitions; (7) enter into hedging transactions; (8) merge or consolidate; or (9) engage in certain asset dispositions. The Amended Credit Agreement contained one financial maintenance covenant which required us and our subsidiaries, on a consolidated basis, to maintain a “fixed charge coverage ratio”, as defined in the Amended Credit Agreement, of not less than 1.10 to 1.00. This covenant was only tested if our “excess availability amount”, as defined under the Amended Credit Agreement, plus certain qualified cash and cash equivalents

(collectively “Liquidity”) was less than $50.0 million for a period of 5 consecutive days and continued only until such time as our Liquidity had been greater than or equal to $50.0 million for a period of 90 consecutive days or greater than or equal to $75.0 million for a period of 45 consecutive days.
     Our fixed charge coverage ratio covenant was calculated, for fiscal quarters ending after September 30, 2009, as the ratio of “EBITDA” calculated for the four fiscal quarter period ended after September 30, 2009 minus capital expenditures made with cash (to the extent not already incurred in a prior period) or incurred during such four quarter period, compared to “fixed charges”, calculated for the four quarters then ended. “EBITDA” was defined in the Amended Credit Agreement as consolidated net income for the period plus, to the extent deducted in determining our consolidated net income, interest expense, taxes, depreciation, amortization and other non-cash charges for such period, provided that EBITDA was subject to pro forma adjustments for acquisitions and non-ordinary course asset sales assuming that such transactions occurred on the first day of the determination period, which adjustments would be made in accordance with the guidelines for pro forma presentations set forth by the Securities and Exchange Commission. “Fixed charges”, as defined in the Amended Credit Agreement, included interest expense, among other things, reduced by the amortization of transaction fees associated with the Third Amendment.
     We were not subject to the fixed charge coverage ratio covenant in the Amended Credit Agreement as of March 31, 2011 since the Excess Availability Amount plus Qualified Cash Amount (each as defined in the Amended Credit Agreement) exceeded $50.0 million. If we were subject to the fixed charge coverage ratio covenant, we would have been in compliance as of March 31, 2011.
New Credit Agreement, effective June 13, 2011:
     On June 13, 2011, we entered into a Third Amended and Restated Credit Agreement among us, a subsidiary of the Company that is designated as a borrower under the Canadian facility, if any (the “Canadian Borrower”), the lenders party thereto, Wells Fargo Bank, National Association, as the U.S. administrative agent, U.S. issuing lender and U.S. swingline lender, and the other persons from time to time party thereto (the “New Credit Agreement”), which amended and restated the Amended Credit Agreement. Defined terms not otherwise described herein shall have the meanings given to them in the New Credit Agreement.
The New Credit Agreement modified the Amended Credit Agreement by, among other things:
•	changing the structure of the credit facility from an asset-based facility to a cash flow facility;

•	substituting Wells Fargo Bank, National Association, for Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC), as U.S. administrative agent, and appointing Wells Fargo Bank, National Association, as U.S. issuing lender and U.S. swingline lender; and

•	increasing our U.S. revolving credit facility from $225.0 million to $300.0 million and terminating the existing Canadian revolving credit facility (subject to our option to convert and reallocate any portion of the U.S. revolving credit facility then held by HSBC Bank USA, N.A., into a Canadian revolving credit facility upon satisfaction of certain conditions, including obtaining the consent of HSBC Bank USA, N.A., to such conversion and reallocation).
     Subject to certain limitations set forth in the New Credit Agreement, we have the option to determine how interest is computed by reference to either (i) the London Inter-bank Offered Rate, or LIBOR, plus an applicable margin between 2.25% and 3.00% based on the Total Debt Leverage Ratio (as defined in the New Credit Agreement), or (ii) the “Base Rate” (which means the higher of the Prime Rate, Federal Funds Rate plus 0.50%, or the daily one-month LIBOR plus 1.00%), plus an applicable margin between 1.25% and 2.00% based on the Total Debt Leverage Ratio (as defined in the New Credit Agreement). Advances under the Canadian revolving credit facility, if any, will bear interest as described in the New Credit Agreement. If an event of default exists or continues under the New Credit Agreement, advances may bear interest at the rates described above, plus 2.00%. Interest is payable in arrears on a quarterly basis.
     Additionally, the New Credit Agreement, among other things:
•	permits us to effect up to two separate increases in the aggregate commitments under the credit facility, of at least $50.0 million per commitment increase, and of up to $150.0 million in the aggregate;

•	requires us to comply with a “Total Debt Leverage Ratio” covenant, which prohibits us from permitting the Total Debt Leverage Ratio (as defined in the New Credit Agreement), at the end of each fiscal quarter, to be greater than 4.00 to 1.00;

•	requires us to comply with a “Senior Debt Leverage Ratio” covenant, which prohibits us from permitting the Senior Debt Leverage Ratio (as defined in the New Credit Agreement), at the end of each fiscal quarter, to be greater than 2.50 to 1.00 and

•	requires us to comply with a “Consolidated Interest Coverage Ratio” covenant, which prohibits us from permitting the ratio of, as of the last day of each fiscal quarter, (i) the consolidated EBITDA of Complete and its consolidated Restricted Subsidiaries (as defined in the New Credit Agreement), calculated for the four fiscal quarters then ended, to (ii) the consolidated interest expense of Complete and its consolidated Restricted Subsidiaries for the four fiscal quarters then ended, to be less than 2.75 to 1.00.
     The term of the credit facilities provided for under the New Credit Agreement will continue until the earlier of (i) June 13, 2016 or (ii) the earlier termination in whole of the U.S. lending commitments (or Canadian lending commitments, if any) as further described in the New Credit Agreement. Events of default under the New Credit Agreement remain substantially the same as under the Amended Credit Agreement.
     The obligations under the U.S. portion of the New Credit Agreement are secured by first priority security interests on substantially all of the assets (other than certain excluded assets) of Complete and any Domestic Restricted Subsidiary (as defined in the New Credit Agreement), whether now owned or hereafter acquired including, without limitation: (i) all equity interests issued by any domestic subsidiary, (ii) 100% of equity interests issued by first tier foreign subsidiaries but, in any event, no more than 66% of the outstanding voting securities issued by any first tier foreign subsidiary, and (iii) the Existing Mortgaged Properties (as defined in the New Credit Agreement). Additionally, all of the obligations under the U.S. portion of the New Credit Agreement will be guaranteed by Complete and each existing and subsequently acquired or formed Domestic Restricted Subsidiary. The obligations under the Canadian portion of the New Credit Agreement, if any, will be secured by substantially all of the assets (other than certain excluded assets) of Complete and any Restricted Subsidiary (other than our Mexican subsidiary), as further described in the New Credit Agreement. Additionally, all of the obligations under the Canadian portion of the New Credit Agreement, if any, will be guaranteed by Complete as well as certain of our subsidiaries. Subject to certain limitations, we will have the right to designate certain newly acquired and existing subsidiaries as unrestricted subsidiaries under the New Credit Agreement, and the assets of such unrestricted subsidiaries will not serve as security for either the U.S. portion or the Canadian portion, if any, of the New Credit Agreement.
     We will incur unused commitment fees under the New Credit Agreement ranging from 0.375% to 0.50% based on the average daily balance of amounts outstanding.
     We recorded deferred financing fees associated with the New Credit Agreement totaling $2.5 million. These fees will be amortized to expense, along with the remaining balance of deferred financing fees associated with the prior amendments to this facility, over the term of the facility which matures in June 2016.

     There were no borrowings outstanding under our U.S. or Canadian revolving credit facilities as of March 31, 2011, or during the three months then ended. There were letters of credit outstanding under the U.S. revolving portion of the facility totaling $22.3 million, which reduced the available borrowing capacity as of March 31, 2011. We incurred fees related to our letters of credit as of March 31, 2011 at 3.75% per annum. For the quarter ended March 31, 2011, fees related to our letters of credit were calculated using a 360-day provision, at 3.75% per annum. The net excess availability under our borrowing base calculations for the U.S. and Canadian revolving facilities at March 31, 2011 was $191.5 million and $6.7 million, respectively.
Outstanding Debt and Commitments
     Our contractual commitments at March 31, 2011 are substantially the same as those at December 31, 2010. However, we have entered into agreements to purchase certain equipment for use in our business during the remainder of 2011 which totaled in excess of $67.1 million at March 31, 2011, compared to $45.4 million at December 31, 2010. The manufacture of this equipment requires lead-time and we generally are committed to accept this equipment at the time of delivery, unless arrangements have been made to cancel delivery in accordance with the purchase agreement terms. We believe that our cash on hand, available borrowing capacity under our credit facilities and our operating cash flows should be sufficient to fund our firm purchase commitments.
     We expect to continue to acquire complementary companies and evaluate potential acquisition targets. We may use cash from operations, proceeds from future debt or equity offerings and borrowings under our amended revolving credit facility for this purpose.
Recent Accounting Pronouncements and Authoritative Guidance
     In December 2010, the FASB provided additional guidance related to business combinations to require each public entity that presents comparative financial statements to disclose the revenue and earnings of the combined entity as if the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In addition, this amendment expands the supplemental pro forma disclosures related to such a business combination to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance should be applied prospectively for business combinations for which the acquisition date is on or after January 1, 2011, for calendar-year reporting entities. We adopted this standard on January 1, 2011 with no material impact on our financial position, results of operations or cash flows.

     On March 30, 2010, the President of the United States signed the Health Care and Education Reconciliation Act of 2010, which is a reconciliation bill that amends the Patient Protection and Affordable Care Act that was signed by the President on March 23, 2010. Certain provisions of this law became effective during 2010. We have reviewed our health insurance plan provisions with third-party consultants and continue to evaluate our position relative to the changes in the law. We do not believe that the provisions which have taken effect will have a significant impact on the operation of our existing health insurance plan. However, future provisions under the law which become effective in subsequent periods may impact our health insurance plan and our overall financial position. We are evaluating these provisions as they become effective and continue to seek guidance from the FASB and SEC related to the implications of this new legislation on accounting and disclosure requirements. We expect that this legislation will have an impact on our financial position, results of operations and cash flows, but we cannot determine the extent of the impact at this time.
     In December 2010, the FASB issued additional guidance related to accounting for intangible assets and goodwill. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual test dates if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update is effective for public entities with fiscal years beginning after December 15, 2010 and interim periods within those years. We adopted this standard on January 1, 2011. We do not expect this standard to have a material impact on our financial position, results of operations or cash flows.
Off Balance Sheet Arrangements
     We have entered into operating lease arrangements for our light vehicle fleet, certain of our specialized equipment and for our office and field operating locations in the normal course of business. The terms of the facility leases range from monthly to ten years. The terms of the light vehicle leases range from three to four years. The terms of the specialized equipment leases range from monthly to seven years.